Exhibit 10.1

STOCK PURCHASE AGREEMENT

among

JEFFERY P. GERALD,

GRAY MATTERS, INC.

and

INFORMATION ANALYSIS INCORPORATED

dated as of

November 12, 2021

Attachments and Schedules:

Disclosure Schedules

Exhibit A          Rollover Agreement

Exhibit B          Seller Employment Agreement

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of November 12, 2021 (the “Effective Date”), is entered into by and among JEFFREY P. GERALD, an individual (“Seller”), GRAY MATTERS, INC., a Delaware corporation (the “Company”), and Information Analysis Incorporated, a Virginia corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $0.01 (the “Shares”), of the Company;

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein; and

WHEREAS, Upon the terms and subject to the conditions set forth herein, Seller desires to assign, transfer and contribute to Buyer pursuant to a contribution and subscription agreement in the form attached hereto as Exhibit A (the “Rollover Agreement”) 146 of the issued and outstanding Shares (the “Rollover Shares”) valued for purposes of this Agreement at One Million Five Hundred Thousand Dollars ($1,500,000) (the “Rollover Amount”), and Buyer shall issue that number of shares of fully paid and non-assessable $0.01 par value common stock of Buyer (“Buyer Stock”) equal to the Rollover Amount as determined based on the Average Price (as defined below), in exchange for the Rollover Shares (the “Buyer Rollover Stock”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“2022 Earnout Consideration” has the meaning set forth in Section 2.02(b).

“2022 Revenue Report” has the meaning set forth in Section 2.02(b)(vii).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means any documents as referenced in this Agreement.

“Anti-Kickback Act” has the meaning set forth in Section 3.27(h).

“Average Price” means, for any particular date, (i) the average closing price for Buyer Stock, as reported on the OTC Markets website (www.otcmarkets.com/stock/IAIC/overview), for each of the five (5) consecutive trading days preceding such date or (ii) at any time following the listing of Buyer Stock on the New York Stock Exchange or another public securities exchange following the Closing Date, the average closing price for Buyer Stock as reported by such exchange (or on the OTC Markets website, as applicable, for the portion of the applicable five-day period that ends on the day prior to the date on which the Surviving Entity Common Stock is listed on the New York Stock Exchange or another public securities exchange following the Closing Date) for each of the five (5) consecutive trading days preceding such date.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Base Purchase Price” has the meaning set forth in Section 2.02

“Basket” has the meaning set forth in Section 8.04(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Baltimore, Maryland are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer Prepared Tax Returns” has the meaning set forth in Section 6.01(d).

“Buyer Rollover Stock” has the meaning set forth in Section 2.03(c).

“Cap” has the meaning set forth in Section 8.04(b).

“Cardholder Data” shall have the same meaning as in the Payment Card Industry Data Security Standard, solely to the extent such information and data regulated by the Payment Card Industry Data Security Standard is applicable to the Company’s Business.

“Closing” has the meaning set forth in Section 2.03(a).

“Closing Balance Sheet” has the meaning set forth in Section 2.03(f).

“Closing Cash Consideration” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.03(a).

“Closing Date Payment” has the meaning set forth in Section 2.02.

“Closing Payment” has the meaning set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.03(a).

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” means all Intellectual Property that is owned or controlled by the Company, that a Person is under an obligation to assign to the Company, or that the Company has a right or option to own or control, excluding implied non-exclusive licenses from third parties that accompany the lease or sale of products or services (“Company Implied Licenses”).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, development agreements, joint research agreements, assignment agreements, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is registered, granted or issued by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued or granted patents, registered trademarks, domain names and registered copyrights, or any applications for having any of the foregoing registered, granted or issued that are currently pending or are in process of being prepared.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“COVID-19” means the novel coronavirus COVID-19 and related pandemic.

“Current Assets” means, without duplication, cash and cash equivalents, valid and collectible accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets, and (c) receivables from any of the Company's Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, all as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Government Contracts” has the meaning set forth in Section 3.27(a).

“Current Liabilities” means, without duplication, accounts payable, accrued Taxes and accrued expenses, deferred revenue, Contract liabilities, any outstanding or unclear checks or bank overdrafts, and any other off balance sheet obligations of the Company that may arise, but excluding payables to any of the Company's Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities, Transaction Expenses and the current portion of any Indebtedness of the Company, all as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared.

“Customs Laws” has the meaning set forth in Section 3.27(i)(iii).

“DCAA” has the meaning set forth in Section 3.27(b)(iv)(M).

“DCMA” has the meaning set forth in Section 3.27(b)(iv)(M)

“DCSA” has the meaning set forth in Section 3.27(g).

“Deferred Consideration” has the meaning set forth in Section 2.02(a).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer in connection with the Closing of this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.03(f)(ii).

“Dispute Resolution Procedure” means the procedure pursuant to which the items in dispute are referred by either Buyer or Seller for determination as promptly as practicable to the Independent Accountants, which shall be jointly engaged by Buyer, on the one hand, and Seller, on the other hand, pursuant to an engagement letter in customary form which each of Buyer and Seller must execute. The Independent Accountants must prescribe procedures for resolving the disputed items and in all events must make a written determination, with respect to such disputed items only (each such written determination, a “Determination”). The Determination must be based solely on presentations with respect to such disputed items by Buyer and Seller to the Independent Accountants and not on the Independent Accountants’ independent review; provided, that such presentations shall be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Accountants by Buyer or Seller in connection with such presentations and any materials delivered to the Independent Accountants in response to requests by the Independent Accountants. Each of Buyer and Seller shall use commercially reasonable efforts to make its presentation as promptly as practicable following submission to the Independent Accountants of the disputed items, and each such party shall be entitled, as part of its presentation, to respond to the presentation of the other party and any question and requests of the Independent Accountants. Buyer and Seller must instruct the Independent Accountants to deliver the Determination to Buyer and Seller no later than thirty (30) calendar days following the date on which the disputed items are referred to the Independent Accountants. In deciding any matter, the Independent Accountants: (a) may only assign values to items in dispute and such values must be the same as or between the values asserted by Buyer and by Seller, and (b) shall be bound by the express terms, conditions and covenants set forth in the Agreement, including the provisions of Section 2.03 and the definitions contained herein. The Independent Accountants may consider only those items and amounts in Buyer’s written notices or Seller’s written responses that Buyer and Seller were unable to resolve. The Independent Accountants may engage legal counsel to consider and provide guidance on any part of a dispute that involves a legal question. In the absence of fraud or manifest error, the Determination shall be conclusive and binding upon the parties hereto. It is the intent of the parties hereto that the process set forth in this definition of “Dispute Resolution Procedure” and the activities of the Independent Accountants in connection herewith are treated like an arbitration for legal purposes. All fees and expenses (including reasonable attorney’s fees and expenses and fees and expenses of the Independent Accountants) incurred in connection with such dispute shall be borne by the parties based on the percentage which the portion of the contested amount not awarded to such party bears to the amount actually contested by the parties. By way of example and not by way of limitation, if Seller seeks a $70,000 upward adjustment to Net Working Capital and the Independent Accountants determine that there should be a $40,000 upward adjustment, then Seller shall be responsible for three-sevenths (3/7th) of the fees and expenses and Buyer shall be responsible for four-sevenths (4/7th) of the fees and expenses.

“Dollars or $” means the lawful currency of the United States.

“Downward Post-Closing Purchase Price Adjustment” has the meaning set forth in Section 2.03(i).

“Due Diligence Period” means the period (a) beginning on the Effective Date and (b) expiring (i) at 5:00 p.m. (Annapolis, Maryland time) on the thirtieth (30th) Business Day following the Effective Date or (ii) at such earlier or later date and time as to which Buyer and Seller mutually agree in writing or as may result pursuant to an extension under Section 5.11(c).

“Effective Time” has the meaning set forth in Section 2.03(a).

“Employee Benefit Plan” has the meaning set forth in Section 3.20(a).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 2.03(d).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.03(d).

“Estimated Net Working Capital Deficit” has the meaning set forth in Section 2.03(e).

“Estimated Net Working Capital Excess” has the meaning set forth in Section 2.03(e).

“Estimated Net Working Capital” has the meaning set forth in Section 2.03(d).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.03(d).

“Escrow Agreement” means that certain stock escrow agreement dated as of the Closing Date by and among Buyer, Seller, and the Transfer Agent.

“Facility Security Clearances” has the meaning set forth in Section 2.03(e).

“FAR” means the Federal Acquisition Regulation, which is codified in Title 48 of the U.S. Code of Federal Regulations.

“FCPA” has the meaning set forth in Section 3.27(b)(iv)(E).

“Final Closing Indebtedness” has the meaning set forth in Section 2.03(g).

“Final Flow of Funds Memorandum.” has the meaning set forth in Section 2.03(d).

“Final Net Working Capital” has the meaning set forth in Section 2.03(g)(iii).

“Final Transaction Expenses” has the meaning set forth in Section 2.03(g)(ii).

“Financial Statements” has the meaning set forth in Section 3.06.

“Fiscal Year 2021” means the period beginning on January 1, 2021 and ending on December 31, 2021.

“Fiscal Year 2022” means the period beginning on January 1, 2022 and ending on December 31, 2022.

“Flow of Funds Memorandum” has the meaning set forth in Section 2.03(d).

“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (“Authority of Seller”) Section 3.02 (“Organization, Authority and Qualification of the Company”) Section 3.03 (“Capitalization”) Section 3.05 (“No Conflicts; Consents”) and Section 3.24 (“Brokers”).

“Funded Backlog” has the meaning set forth in Section 3.27(f)(i).

“GAAP” means United States generally accepted accounting principles.

“Government Bid” means any bid, proposal, offer or quote for supplies, services or construction, whether solicited or unsolicited, made by the Company prior to the Closing Date that, if accepted, would result in a Government Contract.

“Government Contract” means any Contract, prime contract, subcontract, joint venture, basic ordering agreement, other transaction agreement, blanket purchase agreement, pricing agreement, letter contract, award under the Federal Supply Schedule program, purchase order, task order, delivery order or other Contract or similar contract agreement of any kind, between the Company and (a) any Governmental Authority, (b) any prime contractor to a Governmental Authority in its capacity as a prime contractor or (c) any subcontractor (at any tier) with respect to any contract of a type described in clauses (a) or (b) above. A task, purchase, or delivery order under a Government Contract shall constitute a separate Government Contract for purposes of this definition.

“Government Facilities” has the meaning set forth in Section 3.10(c).

“Government Facility” has the meaning set forth in Section 3.10(c).

“Government Furnished Items” has the meaning set forth in Section 3.27(f)(ii).

“Government Vendor Subcontract” means any Contract, agreement or other arrangement between the Company, acting in its capacity as a prime contractor or subcontractor under any Government Contract, and another Person to furnish supplies or services to the Company to be used in performing a Government Contract.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Gross Profit” means, with respect to any time period, the Company’s Gross Revenue for that time period, less the Company’s costs of goods and services sold for such time period, including without limitation, cost of materials, direct labor, sales commissions, and any other direct project costs that vary with Gross Revenue, all as determined in accordance with GAAP.

“Gross Revenue” means, with respect to any period of time, the Company’s gross receipts from the sale of the goods and services sold to third parties during that period of time, but excluding any receipts from Affiliates of the Company or Seller, or any of their respective directors, officers, employees, or family members.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money, whether or not contingent; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (g) all obligations of the Company to purchase, redeem, retire, defease or otherwise acquire for value any capital stock, units or other equity interests of the Company or any warrants, rights or options to acquire such capital stock, units or other equity interests, valued, in the case of redeemable equity interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) obligations of the Company secured by any lien or Encumbrance, (i) all unfunded obligations under any pension, retirement, retiree medical, deferred compensation, non-qualified retirement, severance, sick leave, vacation leave or paid time off plan, program, agreement or arrangement, and any accrued or earned but unpaid bonuses or commissions related to periods prior to the Closing (in each case including the employer portion of any employment or payroll taxes related thereto) (j) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (i); and (k) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (j).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Indemnity Claim Notice” has the meaning set forth in Section 8.01.

“Independent Accountants” means Aronson LLC, or, if Aronson LLC is unable or unwilling to serve or as otherwise mutually agreed by Buyer and Seller, an independent accounting firm as mutually agreed upon between Buyer and Seller in good faith. Independent as used in the immediately preceding sentence means the Independent Accountant has no financial existing or pending arrangements with either the Buyer or Seller or had such arrangements within the preceding twelve (12) months for which such Independent shall provide services pursuant to this Agreement.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; (j) all other intellectual or industrial property and proprietary rights; and (k) the subject matter and all tangible embodiments of any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“IP Contributors” has the meaning set forth in Section 5.10(b).

“IT Systems” has the meaning set forth in Section 3.28(a).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Premises” has the meaning set forth in Section 3.10(c).

“Leases” has the meaning set forth in Section 3.10(c).

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including Seller or any of its Affiliates, including Intellectual Property to which the Company has licenses in, to and/or under and that is used or reasonably anticipated to be used by the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted, all of the foregoing excluding Company Implied Licenses and Company Intellectual Property.

“Losses” means losses, damages, liabilities, deficiencies, Taxes, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’, accountants’, and other professional advisors’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets (including Intellectual Property) of the Company, or (b) the ability of Seller or the Company to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Maximum 2022 Earnout Amount” has the meaning set forth in Section 2.02(b).

“Net Working Capital” means, with respect to the Company (i) total Current Assets (excluding cash and cash equivalents) less (ii) total Current Liabilities, as those categories are determined in accordance with GAAP, as consistently and historically applied by the Company.

“NISPOM” has the meaning set forth in Section 3.27(g).

“Patent Documents” means any  and all of the following that are in the possession of Seller or Company or any of its or their attorneys or representatives: (i) prosecution files and docketing reports for any Patents identified in Section 3.12(l) of the Disclosure Schedules (“Company Patents”); (ii) any inventor assignment agreements for the Company Patents; (iii) a list of the names and addresses of each agent or counsel who filed, assisted with, is handing, has prosecuted or is prosecuting any Company Patents; and (iv) all documents, records and files in the possession or control of Seller, its counsel or its agents or any inventor with respect to (A) the conception or reduction to practice of the claims of any of the Company Patents, or (B) the acquisition, prosecution, registration, continuation, continuation-in-part, divisional, reissuance, renewal, extension, correction, enforcement, defense, or maintenance of the Company Patents.  Notwithstanding the foregoing, Patent Documents shall not include attorney-client privileged information, attorney work product information, proprietary information of Seller relating to products or services of Seller or information related to patents that are not Company Patents.

“Payment Card Industry Data Security Standard” shall mean the Payment Card Industry Data Security Standard promulgated by the Payment Card Industry Standards Council, including all prior versions and updates thereto and solely to the extent applicable to the Company’s Business.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Data” means any personally identifiable information or any information that is regulated or protected by one or more Privacy and Security Laws applicable to the Company’s Business.

“Personnel Security Clearances” has the meaning set forth in Section 3.27(g).

“Post-Closing Purchase Price Statement” has the meaning set forth in Section 2.03(f)(i).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Period Tax Returns” has the meaning set forth in Section 6.01(c).

“Preferred Bidder Status” has the meaning set forth in Section 3.27(a)(v).

“Privacy and Security Laws” means all applicable Laws concerning the privacy and/or security of personally identifiable information, and all regulations promulgated thereunder, including but not limited to, and solely to the extent applicable to the Company’s Business, the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, state social security number protection Laws, state data breach notification Laws and state consumer protection Laws, and applicable non-U.S. Laws, including the European General Data Protection Regulation No. 2016/679 dated April 27, 2016 applicable as of May 25, 2018.

“Purchase Price” has the meaning set forth in Section 2.02.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Released Claims” has the meaning set forth in Section 5.03.

“Released Parties” has the meaning set forth in Section 5.03.

“Releasing Parties” has the meaning set forth in Section 5.03.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means blockchain, blockchain ledger development, services related to blockchain and associated technologies and their incorporation in all aspects of the global economy.

“Restricted Period” has the meaning set forth in Section 5.06(a).

“Reviewable Buyer Prepared Tax Return” has the meaning set forth in Section 6.01(d).

“Rollover Agreement” has the meaning set forth in the recitals.

“Rollover Amount” has the meaning set forth in the recitals.

“Rollover Shares” has the meaning set forth in in the recitals.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state; (b) any Person operating, organized or resident in a Sanctioned Country; (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b); or (d) otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a U.S. Person would be prohibited or restricted by Law from engaging in trade, business, or other activities).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury or the U.S. Department of State (including but not limited to the Laws implemented by OFAC at 31 C.F.R. Parts 500-599), or the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Seller” has the meaning set forth in the preamble.

“Seller Employment Agreement” has the meaning set forth in Section 2.04(a)(xiv).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Taxes” means (i) any and all Taxes due or payable by the Company or imposed on the Company for any Tax period ending on or prior to the Closing Date; (ii) any and all Taxes due or payable by the Company or imposed on the Company for the portion of any Straddle Period ending on the Closing Date (determined in accordance with the principles of Section 6.03); (iii) any and all Taxes of an affiliated, consolidated, combined, unitary or similar group (or any member thereof) for which the Company is liable (including under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. applicable Law) as a result of the Company (or any predecessor of the Company) being a member of (or leaving) such group on or before the Closing Date; (iv) any and all Taxes of another Person imposed on the Company as a transferee or successor, by Contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing; (v) any and all payroll or similar Taxes for all Tax periods (or portions thereof) ending on or before the Closing Date that are deferred under Section 2302 of the CARES Act, the President’s Memorandum of August 8, 2020 Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, IRS Notice 2020-65 or IRS Notice 2021-11 (or, in each case, any analogous provision of applicable state, local or foreign Law) until after the Closing Date; (vi) any Taxes for which Seller is liable pursuant to Section 6.01(b); (vii) any and all amounts required to be paid by the Company or any Company Subsidiary pursuant to any Tax indemnity, Tax sharing or Tax allocation agreement that the Company was a party to prior to the Closing; (viii) any and all Taxes withheld by Buyer pursuant to Section 2.05; (ix) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22 (without regard to any disclosures made in the Disclosure Schedules with respect thereto); provided that Seller Taxes shall not include any Taxes to the extent such Taxes are specifically taken into account in the determination of Net Working Capital, as finally determined pursuant to Section 2.03(f), but were not specifically taken into account in the determination of the Target Net Working Capital.

“Seller's Actual Knowledge” means the actual knowledge of Seller, Kathryn Steele, or Robert Schlicher.

“Sexual Harassment” means any acts or statements, separately or in the aggregate, that (i) create a sexually hostile work environment under applicable federal, state or local law; (ii) imply or expressly state that providing sexual favors is a condition of the individual to receive a material employment benefit (e.g., wage increase, bonus, promotion, initial employment); (iii) constitute criminal assault or battery, including sexual assault, or rape; or (iv) otherwise constitute unwelcome physical contact.

“Shares” has the meaning set forth in the recitals.

“Software” means computer software, including (a) object code, (b) Source Code, (c) executable code, (d) software development tools, including software development kits, related flow charts, architecture documents, and diagrams, (e) application programming interfaces, (f) assemblers and compilers; (g) data files, (h) software libraries, (i) device drivers, (j) databases and database schema, and (k) firmware. The term “Software” also includes user manuals, developers’ documentation, and related instructional materials for any subject matter identified in the foregoing sentence.

“Source Code” means computer programming code that can be printed out (or displayed) in a form readable and understandable by a programmer of ordinary skill in the applicable programming language(s).

“Statutory Representations” means the representations and warranties set forth in Section 3.12 (“Intellectual Property”), Section 3.19 (“Environmental Matters”), Section 3.20 (“Employee Benefit Matters”), Section 3.22 (“Taxes”), and Section 3.27 (“Government Contract Matters”).

“Survival Date” has the meaning set forth in Section 8.01.

“Target Net Working Capital” means $350,000.

“Taxes” means all (a) federal, state, local, foreign and other taxes, charges, withholdings, deductions at source, fees, levies, customs, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever (including income, gross receipts, sales, use, value added, production, ad valorem, transfer, documentary, franchise, business privilege, transaction, title, recording, registration, profits, license, lease, service, service use, withholding, payroll (including social security contributions), employment, unemployment, alternative or add-on minimum, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, capital, paid-up capital, federal highway use, commercial rent, environmental, windfall profits, or other taxes and any liability under unclaimed property, escheat, or similar Laws), and (b) any interest, additions or penalties (and any interest in respect of such additions or penalties) imposed by any Governmental Authority with respect to (i) any item described in clause (a) or (ii) the failure to comply with any requirement with respect to any Tax Return.

“Tax Claim” has the meaning set forth in Section 6.03.

“Tax Return” means any return, declaration, form, report, claim for refund, information return or statement or other document filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Teaming Agreement” means each teaming or joint venture agreement to which the Company is a party (i) with respect to which the applicable term has not yet expired, (ii) which has not been terminated pursuant to its terms, or (iii) which has not been superseded by the award of the Contract for which the teaming agreement was entered into.

“Territory” means globally.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Trade Compliance Laws” means any requirement of Law relating to the regulation of exports, re-exports, imports, transfers, releases, shipments, transmissions or any other provision of goods, technology, Software or services, including: (a) Laws enforced by U.S. Customs and Border Protection; (b) the Arms Export Control Act (22 U.S.C. §§ 2778 et seq.), and the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130); (c) the Export Control Reform Act of 2018 and the Export Administration Regulations (15 C.F.R. Parts 730-734.); (d) the U.S. anti-boycott Laws administered by the U.S. Department of Commerce’s BIS and the U.S. Department of the Treasury’s International Revenue Service; (e) any Law, executive order or implementing regulations of the U.S. Department of the Treasury Office of Foreign Assets Controls (31 C.F.R. Parts 500-599), and Sanctions; and (f) all other Laws concerning exports and imports.

“Transaction Expenses” means to the extent unpaid prior to the Closing and without duplication: (A) the investment banking, legal, accounting and other professional fees, costs and expenses incurred by the Company or Seller on or before the Closing Date in connection with the transactions contemplated by this Agreement; and (B) all amounts (plus any associated employer-side payroll Taxes required to be paid by Company with respect thereto) payable by the Company whether immediately or in the future, under any “change of control,” stock appreciation rights, transaction bonus, retention, termination, compensation, severance or other similar arrangements established by the Company prior to the Closing, in each case where the amount is payable as a result of the consummation of the transactions contemplated by this Agreement, (collectively, the “Transaction Payments”).

“Transfer Agent” means Issuer Direct Corporation.

“Unfunded Backlog” has the meaning set forth in Section 3.27(f)(i).

“Union” has the meaning set forth in Section 3.21(b).

“Upward Post-Closing Purchase Price Adjustment” has the meaning set forth in Section 2.03(i).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
PURCHASE AND SALE

Section 2.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02    Purchase Price. In full payment for the Shares and in consideration of Seller’s covenants and agreements in this Agreement and the Ancillary Documents, Buyer shall pay or cause to be paid at Closing (the “Closing Payment”), in the manner described in Section 2.03: (i) cash consideration in the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (the “Closing Cash Consideration”); plus (ii) the Rollover Amount, in the form of Buyer Rollover Stock (collectively, with the Closing Cash Consideration, the “Base Purchase Price”); minus (iii) the amount of Estimated Closing Indebtedness; minus (iv) the Estimated Transaction Expenses; plus (v) the Estimated Net Working Capital Excess, if any, minus (vi) the Estimated Net Working Capital Deficit, if any. The term “Purchase Price” means the Base Purchase Price; plus (a) the Deferred Consideration paid pursuant to Section 2.02(a); plus (c) the amount of any 2022 Earnout Consideration, as determined pursuant to Section 2.02(b), all as adjusted pursuant to Section 2.03.

(a)    Deferred Consideration. Following the Closing, Buyer shall pay to One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Deferred Consideration”), subject to any setoff exercised by Buyer in accordance with this Agreement, upon the date that is twenty-four (24) months following the Closing Date.

(b)    2022 Earnout Consideration. Seller shall be eligible to receive from Buyer up to Four Million Dollars ($4,000,000.00) (the “Maximum 2022 Earnout Amount”), subject to any setoff exercised by Buyer in accordance with this Agreement, pursuant to the terms and conditions set forth below in this Section 2.02(b). The actual amount of any consideration earned by Seller pursuant to this Section 2.02(b) based on Gross Revenue of the Company is referred to as the “2022 Gross Revenue Earnout Consideration,” and the actual amount of any consideration earned by Seller pursuant to this Section 2.02(b) based on Gross Profit of the Company is referred to as the “2022 Gross Profit Earnout Consideration.”

(i)    If (a) the Gross Revenue of the Company for Fiscal Year 2022 is equal to or greater than $3,500,000 and less than $4,000,000, Seller shall be entitled to receive from Buyer an amount equal to Five Hundred Thousand Dollars ($500,000.00), and (b) the Gross Profit of the Company for Fiscal Year 2022 is equal to or greater than $1,500,000 and less than $1,750,000, Seller shall be entitled to receive from Buyer an amount equal to Five Hundred Thousand Dollars ($500,000.00).

(ii)     If (a) the Gross Revenue of the Company for Fiscal Year 2022 is equal to or greater than $4,000,000 and less than $4,500,000, Seller shall be entitled to receive from Buyer an amount equal to One Million Dollars ($1,000,000.00), and (b) the Gross Profit of the Company for Fiscal Year 2022 is equal to or greater than $1,750,000 and less than $2,250,000, Seller shall be entitled to receive from Buyer an amount equal to One Million Dollars ($1,000,000.00).

(iii)    If (a) the Gross Revenue of the Company for Fiscal Year 2022 is equal to or greater than $4,500,000 and less than $5,000,000, Seller shall be entitled to receive from Buyer an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000.00), and (b) the Gross Profit of the Company for Fiscal Year 2022 is equal to or greater than $2,250,000 and less than $2,750,000, Seller shall be entitled to receive from Buyer an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000.00).

(iv)    If (a) the Gross Revenue of the Company for Fiscal Year 2022 is equal to or greater than $5,000,000 and less than $6,000,000, Seller shall be entitled to receive from Buyer an amount equal to One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00), and (b) the Gross Profit of the Company for Fiscal Year 2022 is equal to or greater than $2,750,000 and less than $3,750,000, Seller shall be entitled to receive from Buyer an amount equal to One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00).

(v)    If (a) the Gross Revenue of the Company for Fiscal Year 2022 is equal to or greater than $6,000,000, Seller shall be entitled to receive from Buyer an amount equal to Two Million Dollars ($2,000,000.00), and (b) the Gross Profit of the Company for Fiscal Year 2022 is equal to or greater than $3,750,000, Seller shall be entitled to receive from Buyer an amount equal to Two Million Dollars ($2,000,000.00).

(vi)    For the avoidance of doubt, if (a) the Gross Revenue of the Company for Fiscal Year 2022 is less than $3,500,000, the 2022 Gross Revenue Earnout Consideration shall be equal to Zero Dollars ($0.00), and (b) the Gross Profit of the Company for Fiscal Year 2022 is less than $1,500,000, the 2022 Gross Profit Earnout Consideration shall be equal to Zero Dollars ($0.00). In no event shall (1) the 2022 Gross Revenue Earnout Consideration exceed Two Million Dollars ($2,000,000.00), (2) the 2022 Gross Profit Earnout Consideration exceed Two Million Dollars ($2,000,000.00), or (3) 2022 Earnout Consideration exceed the Maximum Earnout Amount. Buyer’s obligation to pay each of the 2022 Gross Revenue Earnout Consideration and the 2022 Gross Profit Earnout Consideration as set forth in this Section 2.02(b) is an independent obligation of Buyer, and no satisfaction of any condition precedent to the payment of either the 2022 Gross Revenue Earnout Consideration or the 2022 Gross Profit Earnout Consideration shall be considered the satisfaction of the other 2022 Earnout Consideration.

(vii)    Determination and Payment of 2022 Earnout Consideration. Upon the earlier of (a) fourteen (14) Business Days following Seller’s submission of its annual report on Form 10-K to the U.S. Securities and Exchange Commission, or (b) one hundred eighty (180) days following the end of Fiscal Year 2022, Buyer will prepare and deliver to Seller a report setting forth, in reasonable detail, a computation of the Gross Revenue of the Company for Fiscal Year 2022 (the “2022 Revenue Report”). Unless Seller, within thirty (30) days after receipt of the 2022 Revenue Report, notifies Buyer in writing that it objects to the computation of Gross Revenue set forth therein, the 2022 Revenue Report shall be deemed accepted by Seller and shall be binding and conclusive for all purposes of this Agreement. If Seller delivers a written objection in such thirty (30) day period, in reasonable detail, to the computation of Gross Revenue set forth in the 2022 Revenue Report, the amount of Gross Revenue shall be determined through good faith negotiation between Seller and Buyer. If Seller and Buyer are unable to reach agreement on the disputed matter(s) within thirty (30) days following Buyer’s receipt of Seller’s written notice of objection in accordance with this Section, the determination of the disputed matters shall be resolved by way of the Dispute Resolution Procedure. Upon the final determination of the 2022 Earnout Consideration due in accordance with this Section 2.02(b), if any, Buyer shall pay to Seller no later than forty-five (45) days after the date of such final determination the aggregate amount of such 2022 Earnout Consideration due by wire transfer of immediately available funds (or such other method agreed to between Buyer and Seller) to the account designated by Seller in Seller’s wire instructions included in the Final Flow of Funds Memorandum or such other account as Seller may designate in writing to Buyer at least three (3) Business Days prior to the date of any 2022 Earnout Consideration payment.

Section 2.03    Closing and Payments at Closing.

(a)    Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held no more than five (5) days following the date on which the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). To the extent permitted by Law and GAAP, for Tax and accounting purposes, the parties shall treat the Closing as being effective as of 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”).

(b)    Closing Cash Consideration. At the Closing, with respect to the Closing Cash Consideration, Buyer is causing or is itself undertaking to do each of the following:

(i)    pay any unpaid Estimated Transaction Expenses identified in the Final Flow of Funds Memorandum that have not been paid by the Company or Seller prior to the Closing (provided that the amount of any such payments shall be deducted from the Base Purchase Price in accordance with Section 2.02, and provided further that the aggregate amount of the Transaction Payments included on the Final Flow of Funds Memorandum shall be paid to the Company for the Company to remit to the applicable recipients (net of all applicable withholding Taxes including any employer-side payroll Taxes payable by the Company) and the amount of such Tax withholdings and Taxes payable by the Company shall be paid by the Company to the appropriate Tax authorities);

(ii)    pay any unpaid Estimated Closing Indebtedness identified in the Final Flow of Funds Memorandum that is payable to a Person (provided that the amount of any such payments shall be deducted from the Base Purchase Price in accordance with Section 2.02);

(iii)    pay to Seller, the Closing Payment (excluding the Rollover Amount, which will be delivered pursuant to Section 2.03(c)). The amount of the Closing Payment that is payable to Seller shall be set forth on the Final Flow of Funds Memorandum.

The foregoing payments at the Closing shall be made to such Persons, in such accounts and according to such wire instructions and other payment instructions as set forth in the Final Flow of Funds Memorandum.

(c)    Buyer Rollover Stock. At the Closing, the Buyer shall deliver to Seller (i) a determination of the Average Price as of the Closing Date and the resulting number of Buyer Rollover Stock, and (ii) evidence of the request of the book entry Buyer Rollover Stock in the name of Seller, and within five (5) Business Days following Closing Buyer shall deliver to Seller evidence of the book entry Buyer Rollover Stock in the name of Seller, which Buyer Rollover Stock shall be held in escrow with the Transfer Agent for a period of twenty-four (24) months following the Closing as security, in part, for any claims by a Buyer Indemnitee for indemnification under this Agreement (the “Stock Indemnity Escrow”), to be released in accordance with the terms of the Escrow Agreement and Section 8.11. Seller acknowledges that the Buyer Rollover Stock shall be subject to restriction on transfer at all times while held in the Stock Indemnity Escrow and that the book entry for the Buyer Rollover Stock shall reflect such restriction on transfer and the Stock Indemnity Escrow arrangement.

(d)    Closing Payment Certificate and Flow of Funds Memorandum. At least three (3) Business Days prior to the Closing Date, the chief executive officer of the Company and Seller shall prepare and deliver to Buyer a certificate signed by the Company and Seller certifying the Company’s and Seller’s good faith estimate (including all calculations in reasonable detail) of: (i) the Net Working Capital as of the Effective Time (prepared in accordance with GAAP applied on a consistent basis with the Company’s past practice (the “Estimated Net Working Capital”) along with an estimated unaudited balance sheet of the Company as of the Closing Date (the “Estimated Closing Date Balance Sheet”, prepared in accordance with GAAP applied on a consistent basis with the Company’s past practice, (ii) the amount of Indebtedness as of the Closing Date (the “Estimated Closing Indebtedness”) together with payoff letters, in form and substance reasonably satisfactory to Buyer, from each holder of any such Indebtedness that is payable to a Person, which letter specifies the aggregate amount required to be paid in order to repay in full the Indebtedness related to such payoff letter and payment instructions, (iii) the amount of unpaid Transaction Expenses to be paid at the Closing (the “Estimated Transaction Expenses”), including a schedule of the amounts to be paid to each recipient of a Transaction Payment (and the amount of all applicable withholding Taxes including any employer-side payroll Taxes associated therewith), and payment instructions with respect to each party to which such Transaction Expenses are to be paid, and (iv) based on the foregoing, the amount of the Closing Payment to be paid to Seller (collectively items (i) through (iv), the “Flow of Funds Memorandum”). These calculations shall be used in connection with Buyer’s payments described in Section 2.03(b). The Flow of Funds Memorandum shall contain wire transfer instructions for each of the forgoing payments. The Flow of Funds Memorandum delivered by the Company and Seller, and agreed to and countersigned by Buyer, is referred to herein as the “Final Flow of Funds Memorandum.”

(e)    Preliminary Adjustment to Closing Payment. For purposes of determining the components of the Closing Payment with respect to Net Working Capital, if the Estimated Net Working Capital is less than the Target Net Working Capital, then such excess of Target Net Working Capital over Estimated Net Working Capital shall constitute the “Estimated Net Working Capital Deficit”, and if the Estimated Net Working Capital is greater than the Target Net Working Capital, then such excess of Estimated Net Working Capital over Target Net Working Capital shall constitute the “Estimated Net Working Capital Excess”.

(f)    Determination of Final Purchase Price.

(i)    Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a balance sheet of the Company as of the Effective Time (the “Closing Balance Sheet”) and a statement (the “Post-Closing Purchase Price Statement”) setting forth Buyer’s calculation of the Indebtedness outstanding as of the Closing Date, the Transaction Expenses outstanding as of the Closing Date, and Net Working Capital as of the Effective Time, which shall be prepared in accordance with this Section 2.03(f) and include reasonable support for the calculations made therein. The Net Working Capital as of the Effective Time and the Closing Balance Sheet will be prepared in accordance with GAAP applied on a consistent basis.

(ii)    If Seller disagrees with the Closing Balance Sheet or the Post-Closing Purchase Price Statement, Seller may, within thirty (30) days after its receipt of the Closing Balance Sheet and the Post-Closing Purchase Price Statement, provide written notice thereof to Buyer (the “Dispute Notice”), which shall indicate each item that Seller disputes in the Closing Balance Sheet and the Post-Closing Purchase Price Statement and provide reasonable detail (to the extent available to Seller) of the basis for such dispute. During such 30-day period and any subsequent time period in which the Closing Balance Sheet or the Post-Closing Purchase Price Statement is being disputed as provided in this Section 2.03(f), Buyer shall provide Seller and its Representatives with access to such work papers relating to the preparation of the Closing Balance Sheet and the Post-Closing Purchase Price Statement, as may be reasonably necessary to permit Seller to review in reasonable detail the manner in which the Closing Balance Sheet and the Post-Closing Purchase Price Statement was prepared, and all information received pursuant to this Section 2.03(f) shall be kept confidential pursuant to this Agreement by the party receiving it.

(iii)    Unless Seller delivers a Dispute Notice within the 30-day period following delivery of the Closing Balance Sheet and the Post-Closing Purchase Price Statement, the Closing Balance Sheet and the Post-Closing Purchase Price Statement (and calculations of Indebtedness, Transaction Expenses, and Net Working Capital thereon) shall be conclusively deemed final and binding upon Buyer, the Company, and Seller for purposes of this Section 2.03.

(iv)    For thirty (30) days after receipt by Buyer of a Dispute Notice, Buyer and Seller shall use good faith efforts to resolve the disputed items set forth on the Dispute Notice between themselves and, if they are able to resolve all of such disputed items during such time period, the Post-Closing Purchase Price Statement (and calculations of Indebtedness, Transaction Expenses, Net Working Capital thereon) shall be revised to the extent necessary to reflect such resolution, and as so revised shall be conclusively deemed final and binding upon Buyer, the Company, and Seller for purposes of this Section 2.03.

(v)    If Buyer and Seller are unable to resolve all of the disputed items set forth on a Dispute Notice within such thirty (30) day period (or such longer period as the parties may mutually agree in writing at such time), then upon written request of either party, the parties shall resolve the dispute by way of the Dispute Resolution Procedure.

(g)    For purposes of this Section 2.03:

(i)    the Indebtedness outstanding as of the Closing Date, as finally determined pursuant to Section 2.03(f), shall be referred to as the “Final Closing Indebtedness”;

(ii)    the Transaction Expenses, as finally determined pursuant to Section 2.03(f), shall be referred to as the “Final Transaction Expenses”; and

(iii)    the Net Working Capital as of the Effective Time, as finally determined pursuant to Section 2.03(f), shall be referred to as the “Final Net Working Capital”.

(h)    Post-Closing Purchase Price Adjustment.

(i)    The Purchase Price shall be:

(A)    reduced, on a dollar-for-dollar basis, by the amount (if any) by which the Final Net Working Capital is less than the Estimated Net Working Capital, or increased, on a dollar-for dollar basis, by the amount (if any) by which the Final Net Working Capital is greater than the Estimated Net Working Capital;

(B)    reduced, on a dollar-for-dollar basis, by the amount (if any) by which the Final Closing Indebtedness is greater than the Estimated Closing Indebtedness, or increased, on a dollar-for dollar basis, by the amount (if any) by which the Final Closing Indebtedness is less than the Estimated Closing Indebtedness; and

(C)    reduced, on a dollar-for-dollar basis, by the amount (if any) by which the Final Transaction Expenses are greater than the Estimated Transaction Expenses, or increased, on a dollar-for dollar basis, by the amount (if any) by which the Final Transaction Expenses are less than the Estimated Transaction Expenses.

(i)    Without duplication, all reductions or increases set forth in Section 2.03(h)(i) shall be aggregated and the Purchase Price shall be reduced by such aggregate amount (a “Downward Post-Closing Purchase Price Adjustment”) or increased by such aggregate amount (an “Upward Post-Closing Purchase Price Adjustment”), accordingly. If:

(i)    there is an Upward Post-Closing Purchase Price Adjustment, then, within five (5) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.03(f), (A) Buyer shall pay to Seller an amount equal to the Upward Post-Closing Purchase Price Adjustment by wire transfer of immediately available funds (pursuant to Seller’s wire instructions included in the Final Flow of Funds Memorandum); or

(ii)    there is a Downward Post-Closing Purchase Price Adjustment, then, within five (5) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.03(f), Seller shall pay to Buyer by wire transfer of immediately available funds pursuant to Buyer’s wire transfer instructions provided to Seller an amount equal to Downward Post-Closing Purchase Price Adjustment within five (5) Business Days after the later of (1) the date on which the Purchase Price is finally determined pursuant to Section 2.03(f) or (2) the date on which Buyer provides its wiring instructions for such payment. If Seller fails to make any payment required pursuant to this Section within such five (5) day period, Buyer shall have the right, at Buyer’s option and in Buyer’s sole discretion, to satisfy the amount of any Downward Post-Closing Purchase Price Adjustment by setoff, offset, and reduction of any amounts otherwise due to Seller pursuant to this Agreement or any Ancillary Document, including without limitation on account of the Buyer Rollover Stock, the Deferred Consideration, or the 2022 Earn Out Consideration.

Section 2.04    Closing Deliverables.

(a)    Seller and Company Closing Deliverables. At the Closing, the Company or Seller, as appropriate, shall deliver to Buyer:

(i)    stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii)     all corporate records of the Company, including without limitation all stock records, shareholders records, minute books, and recording of proceedings of the Company;

(iii)    (1) a copy of resolutions of the Company’s board of directors and shareholders authorizing the execution, delivery and performance of this Agreement, the Ancillary Documents, and the transactions contemplated hereby and thereby, as certified as being current and complete by the Company’s secretary (or equivalent officer) (2) a copy of the Company’s certificate of incorporation, as amended, as in effect as of the Closing and certified by the Secretary of State of the State of Delaware, and (3) a copy of the Company’s bylaws in effect as of the Closing, as certified as being current and complete by the Company’s secretary (or equivalent officer);

(iv)    a good standing certificate issued by (1) the Secretary of State of the State of Delaware, (2) the Maryland State Department of Assessments and Taxation, and (3) of the proper office in each state other than the State of Delaware in which the Company is qualified to do business as a foreign corporation, each dated no more than fifteen (15) days before the Closing;

(v)    the Final Flow of Funds Memorandum executed by the Company and Seller;

(vi)    payoff letters and evidence of the release of all Encumbrances with respect to the Indebtedness to be paid at Closing pursuant to Section 2.03(b)(ii), in form and substance reasonably satisfactory to Buyer;

(vii)    resignations, effective immediately following the Closing, of each officer and director of the Company as required by Buyer;

(viii)    evidence of the termination of: (1) all Affiliate transactions of the Company, and (2) all transactions identified by Buyer prior to Closing, each of (1) and (2) in full without any consideration or further liability to the Company and in a form and substance reasonably acceptable to Buyer;

(ix)    executed copies of the consents from the Persons identified by Buyer prior to Closing;

(x)    an IRS Form W-9 completed by Seller;

(xi)    the Rollover Agreement, duly executed by Seller;

(xii)    the Escrow Agreement, duly executed by Seller;

(xiii)    suitable documentation for the control of all bank and other financial accounts of the Company, as prescribed by Buyer;

(xiv)    an employment agreement between Seller and the Company or Buyer (in Buyer’s discretion), in the form attached hereto as Exhibit B (the “Seller Employment Agreement”), duly executed by Seller;

(xv)    a patent assignment (the “Patent Assignment”), duly executed by Seller and Robert Schlicher, in form and substance satisfactory to Buyer in its sole and absolute discretion, which Patent Assignment assigns U.S. Provisional Patent Application No. 63/183,744, Filing Date May 4, 2021, Title “Secure Blockchain Supply Management System and Method of Use,” to Company and identifies Robert Schlicher as an inventor thereof;

(xvi)    a copy of a notice of recordation issued by the U.S. Patent and Trademark Office evidencing the recordation of the Patent Assignment;

(xvii)    an assignment, consent, and release agreement, duly executed by Isaac Valentin, the Company, and Seller, releasing the Company from any liability associated with the Investment Matter (as defined below), in form and substance satisfactory to Buyer in its sole and absolute discretion;

(xviii)    evidence in form and substance satisfactory to Buyer that the Merger Transaction (as defined below) was properly effectuated;

(xix)    a certificate duly executed by Seller, dated as of the Closing Date, stating that the conditions to the obligations of Buyers set forth in Section 7.01(a) and Section 7.01(b) have been satisfied; and

(xx)    such other documents and agreements to effectuate the transactions contemplated by this Agreement as Buyer may reasonably request.

(b)    Buyer Closing Deliverables. At the Closing, Buyer, as appropriate, shall deliver to Seller:

(i)    the Closing Payment, in accordance with Section 2.03(b);

(ii)    the Rollover Agreement, duly executed by Buyer;

(iii)    the Escrow Agreement, duly executed by Buyer;

(iv)    evidence of the request of the book entry Buyer Rollover Stock in the name of Seller, in accordance with Section 2.03(c);

(v)    the Seller Employment Agreement, duly executed by the Company or Buyer, as determined by Buyer;

(vi)    a certificate duly executed by Buyer, dated as of the Closing Date, stating that the conditions to the obligations of Seller Section 7.02(a) and Section 7.02(b) have been satisfied; and

(vii)    such other documents and agreements to effectuate the transactions contemplated by this Agreement as Seller and the Company may reasonably request.

Section 2.05    Withholding. Notwithstanding anything in this Agreement to the contrary, each of the Buyer (the Company and their respective Affiliates) is entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement, such amounts as the Buyer determines it (or the Company or any of its Affiliates) is required to deduct and withhold with respect to the making of any such payment under the Code or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts are to be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Seller has delivered to Buyer the Disclosure Schedules setting forth exceptions to the representations and warranties contained in this ARTICLE III. The Disclosure Schedules are arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE III. Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller and the Company, jointly and severally, represent and warrant to Buyer that the statements contained in this ARTICLE III are true and correct as of the Effective Date and as of the Closing Date.

Section 3.01     Authority of Seller. Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 3.02    Organization, Authority and Qualification of the Company.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly authorized and qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of its business or operations would require such qualification or registration except where the failure to be qualified or registered can be cured without material cost or expense. The Company is qualified or registered to do business in each jurisdiction listed in Section 3.02(a) of the Disclosure Schedules. The address of the Company’s principal office and all of the Company’s additional places of business, and the U.S. taxpayer identification number, are listed in Section 3.02(a) of the Disclosure Schedules. Section 3.02(a) of the Disclosure Schedules lists all duly elected or appointed directors and officers of the Company as of immediately prior to the Closing, showing each such person’s name and position(s). Except as set forth on Section 3.02(a) of the Disclosure Schedules, during the past five (5) years, the Company has not been known by or used any corporate, fictitious or other name in the conduct of the Company’s business or in connection with the use or operation of its assets.

(b)    This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each other Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

(c)    The Company does not have, and has never had, any subsidiaries or any interest in any other Person. The Company has no Liability, whether absolute, accrued, contingent or otherwise, whether known or unknown, matured or unmatured and whether due or to become due, related to any former subsidiary or any other Person or entity previously acquired by the Company. Notwithstanding anything to the contrary contained in this Agreement, and without limiting any other remedies hereunder, in the event that the representation and warranty in this Section 3.02(b) is not true and correct, any reference in this Agreement (including the Disclosure Schedules and certificates or instruments delivered at Closing) to the Company shall include any such subsidiary of the Company to the extent reasonably applicable. The Company has never acquired any equity interests of any other Person or a significant portion of the assets or division of any other Person.

(d)    Authorization; Documentation.

(i)    The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Documents by the Company and the Company’s consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate or other similar action of the Company.

(ii)    The copies of the Company’s certificate of incorporation, bylaws, and other governing documents at have been delivered to Buyer are true, complete and correct copies of such documents, as amended through and in effect on the date hereof and on the Closing Date.

(iii)    The minute books and records of the proceedings of the Company, copies of which have been delivered to Buyer, contain complete records of all material actions of the Company taken at any meeting of the Company, its constitutive governing body, and all material written consents in lieu of such meetings, and are true, correct and complete in all material respects.

Section 3.03    Capitalization.

(a)    The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $0.01 (“Common Stock”), of which 1,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b)    All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive, rights of first refusal or first offer, or similar rights of any Person.

(c)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(d)    Except as set forth in Section 3.02(d) of the Disclosure Schedules, there are no declared, accrued but unpaid dividends with respect to any equity securities of the Company. Except as set forth in Section 3.02(d) of the Disclosure Schedules, there are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any equity interest in the Company or any other Person or (ii) provide funds to, or make any equity or debt investment in (in the form of a loan, capital contribution or otherwise) any Person. Except as set forth in Section 3.02(d) of the Disclosure Schedules, there are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters reserved by applicable Law for approval by equity holders or by such entity’s governing documents. Except as set forth in Section 3.02(d) of the Disclosure Schedules, there are no (A) voting trusts, irrevocable proxies or other Contracts to which the Company or Seller is a party or is bound with respect to the voting or consent of any equity security in the Company, including the Shares, and (B) agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights) of the equity securities of such entity or any Contract that requires such entity to provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise) any Person.

Section 3.04    RESERVED

Section 3.05    No Conflicts; Consents. The execution, delivery and performance by Seller and the Company of this Agreement and the Ancillary Documents to which each of them is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06    Financial Statements. The Company has delivered to Buyer its unaudited financial statements (including balance sheet and income statement) as of and for the fiscal year then ended, as applicable, December 31, 2019, and December 31, 2020 and its unaudited interim financial statements (including balance sheet and income) as of and for the 8 month period then ended, as applicable, August 31, 2021 (the “Balance Sheet Date”) (the foregoing August, 2021 financial statements, being referred to as the “Interim Financial Statements” and all of the foregoing financial statements are referred to collectively as the “Financial Statements”). The Financial Statements were prepared in accordance with the books and records of the Company. Except as set forth in Section 3.06 of the Disclosure Schedules and except that the unaudited Financial Statements may not contain the footnotes required by GAAP, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. The Financial Statements fairly present in all material respects the financial position, assets and liabilities, and results of operations of the Company as of the indicated dates and for the periods presented, subject in the case of the Interim Financial Statements to customary year-end adjustments for the periods presented in the Financial Statements, which shall not be material. There have been no off-balance sheet arrangements by the Company. The Company maintains accurate books and records reflecting the assets and liabilities of the Company and maintains adequate internal accounting controls that provide reasonable assurance that (i) the Company maintains no off-the-book accounts and that the assets of the Company are used only in accordance with the Company management directives; (ii) transactions are executed with management’s authorization; (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company; and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis.

Section 3.07    Undisclosed Liabilities. The Company has no, and, to Seller’s Actual Knowledge, no set of circumstances exists that is reasonably likely to give rise to any, claims, liabilities, indebtedness or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, matured or unmatured and whether due or to become due), including Tax liabilities due or to become due (each, a “Liability” and collectively, the “Liabilities”), except (i) Liabilities that are accrued and reflected on the balance sheet of the Company as of the Balance Sheet Date, (ii) Liabilities that are listed on Section 3.07 of the Disclosure Schedules, or (iii) Liabilities that have arisen in the ordinary course of business since the Balance Sheet Date and which, individually or in the aggregate, could not reasonably be expected to have, cause or result in a Material Adverse Effect, all of which will be reflected on Section 3.07 of the Disclosure Schedule; or (iv) Liabilities that, to Seller’s Actual Knowledge, are based on or related to Intellectual Property. The Company is not a guarantor nor is it otherwise liable for any obligation (including indebtedness) of any other Person.

Section 3.08    Absence of Certain Changes, Events and Conditions. Since December 31, 2020, (i) the Company has operated its business only in the ordinary course of business and has made expenditures (including capital expenditures) consistent with past practices, and (ii) except as set forth on Section 3.08 of the Disclosure Schedules, there has not been, with respect to the Company any:

(a)    event, occurrence or development that, to Seller’s Actual Knowledge, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    amendment of the charter, bylaws or other organizational documents of the Company;

(c)    split, combination or reclassification of any shares of its capital stock;

(d)    issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)    declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)    material change in any method of accounting or accounting practice of the Company or in the fiscal year of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)    material change in the Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)    entry into any Contract that would constitute a Material Contract;

(i)    incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)    to Seller’s Actual Knowledge, transfer, waiver, failure or omission to exercise a right or option, sale, assignment of or grant of any license or sublicense, any of the foregoing under or with respect to any Company Intellectual Property or Company IP Agreements except the granting of any express license accompanying the sale or lease of any Company products or services in the ordinary course of the Company’s business;

(l)    abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration;

(m)    material damage, destruction or loss (whether or not covered by insurance) to its physical, non-intellectual property;

(n)    any capital investment in, or any loan to, any other Person;

(o)    acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(p)    any material capital expenditures;

(q)    imposition of any Encumbrance upon any of the Company physical properties, capital stock or tangible assets, or, to Seller’s Actual Knowledge, the imposition of a claim based on, or related to Intellectual Property owned or alleged to be owned by a third party;

(r)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $100,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s)    hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(t)    adoption, modification, termination, acceleration of vesting or benefit, or action to fund or otherwise secure the payment, under or of any: (i) employment, severance, retention, bonus, or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) employee benefit plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v)    entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)    adoption of any plan of merger, consolidation, reorganization, liquidation, recapitalization, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)    (i) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, sign or enter into any closing agreement or settlement, settle or compromise any claim or assessment of Tax liability, surrender any right to claim a refund, offset or other reduction in liability, or consent to any extension or waiver of the limitations period applicable to any claim or assessment, or (ii) action, omission to take any action or entry into any other transaction where such action, omission or entry would have the effect of increasing the Tax liability or reducing any Tax asset of the Company in respect of any Post-Closing Tax Period;

(aa)    entering into any Contract that purports to limit, curtail or restrict the kinds of businesses in which it or its existing or future Affiliates may conduct their respective businesses;

(bb)    settlement or compromise of any pending or threatened material legal proceeding; or

(cc)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09    Material Contracts.

(a)    Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts being “Material Contracts”):

(i)    each Contract of the Company involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 30 days' notice;

(ii)    all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)    all Contracts that provide for the indemnification by the Company of any Person, or the assumption from any Person by the Company of, any Tax, environmental or other Liability of any Person;

(iv)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)    all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)    all employment agreements of any nature other than “at-will” offer letters, and all Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without penalty or without more than 30 days' notice or which may be cancelled by independent contractors or consultants (or similar arrangements) to which the Company is a party;

(vii)    any agreement, Contract or other arrangement with any of the officers, managers, employees, consultants, IP Contributors or Affiliates of the Company not otherwise listed in Section 3.09(a)(vi) of the Disclosure Schedules, including all employment, independent contractor, consulting, retention, change in control, “stay-pay,” non-competition, non-solicitation, non-disclosure or other restrictive covenant or severance agreements;

(viii)    except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(ix)    all Government Contracts;

(x)    all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time or that grant to another Person exclusive rights with respect to any goods or services or territory;

(xi)    any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xii)    all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(xiii)    all collective bargaining agreements or Contracts with any Union to which the Company is a party;

(xiv)    all Contracts that contain “most favored nations” or “most favored customer” clauses;

(xv)    all Contracts that provide for payments or other benefits that are conditioned on or result from, in whole or in part, a change of control of the Company;

(xvi)    all Contracts granting any Person an Encumbrance on the Shares or on assets of the Company;

(xvii)    all Contracts relating to any litigation, proceeding or investigation involving any Governmental Authority and the Company that remains outstanding or that occurred at any time during the thirty-six (36) months immediately preceding the Closing Date;

(xviii)    all Contracts that obligate the Company to make an earn-out or other similar contingent payment; and

(xix)    any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)    Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. No waiver has been granted by the Company or any of the other parties thereto under any of the Material Contracts of the Company. True, complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10    Title to Assets; Real Property.

(a)    Except as set forth in Section 3.10(a) of the Disclosure Schedules, the Company has good title to, or a valid leasehold interest in, the tangible assets as used regularly in the conduct of its business free and clear of any Encumbrance.

(b)    The Company does not own nor has it ever owned any real property.

(c)    Section 3.10(c) of the Disclosure Schedules contains a complete and accurate list of all premises leased, subleased or otherwise used by the Company, excluding the use of facilities of Governmental Authority customers of the Company in accordance with the Current Government Contracts (each a “Government Facility” and, collectively, the “Government Facilities”) (such premises required to be listed on Section 3.10(c) of the Disclosure Schedules, the “Leased Premises”), and of all leases, lease guaranties, subleases, agreements and documents related to such Leased Premises, and amendments, modifications or supplements thereto (collectively, the “Leases”), including the name of the third party lessor or sublessor or subtenant, as applicable, the date of the lease or sublease and all amendments thereto and the street address. The Company has delivered or made available to Buyer a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. The Leased Premises and the Government Facilities constitute all interests in real property currently owned, leased, used, occupied or currently held for use by the Company and all of the real property required to conduct the business of the Company as currently conducted and the Company currently occupies all of the Leased Premises for the operation of the business of the Company. The current use and operation of the Leased Premises is permitted in all material respects by the terms of the applicable Leases to which the Company is a party. The Leases (i) assuming, in each case, the due authorization, execution and delivery by each party thereto other than the Company, are valid, binding and enforceable in accordance with their terms and are in full force and effect, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles; (ii) no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder on the part of the Company or, to Seller’s Actual Knowledge, any other party and the Company has not received notice of any such condition; and (iii) to Seller’s Actual Knowledge, there has been no occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder by any other party. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle, the other party to any Lease with the Company to declare a default or to accelerate, or which does accelerate, the maturity of any Indebtedness of the Company under any Lease. The leasehold interest of the Company under each Lease is subject to no Encumbrances. The Leased Premises are (i) in good operating condition and repair, subject to ordinary wear and tear (consistent with the age of such Leased Premises); (ii) not in need of maintenance or repair except for ordinary routine maintenance and repair; and (iii) to the Seller’s Actual Knowledge, are structurally sound with no known defects and in conformity with all applicable Laws relating thereto currently in effect. Except as set forth in Section 3.10(c) of the Disclosure Schedules, no consent or approval under any Lease is required as a result of the execution and delivery of this Agreement or the performance of the Company’s obligations hereunder.

Section 3.11    Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and as currently proposed to be conducted and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted and as currently proposed to be conducted.

Section 3.12    Intellectual Property.

(a)    Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations (including registrations prepared or in preparation or progress), specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; and (ii) all Company Trademarks, to the extent not included in clause (i).

(b)    The Company has not issued any, or received from any third party, any intellectual property license other than Company Implied Licenses. To Seller’s Actual Knowledge, each Company Implied License is valid and binding on the Company in accordance with its terms and is in full force and effect; and neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company Implied License.

(c)    The Company is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company Intellectual Property, and, to Seller’s Actual Knowledge, has the valid, unlimited and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company's business as currently conducted and as presently proposed to be conducted in the future; and, to Seller’s Actual Knowledge, the Company Intellectual Property constitute all the intellectual property rights necessary for Seller and the Company to conduct their business as currently conducted and as presently proposed to be conducted.

(d)    To Seller’s Actual Knowledge, each current and former employee, officer, director, consultant, and contractor of the Company has validly and completely assigned to the Company all intellectual property (including all and unlimited rights thereto) that he or she owns that is related to the Company’s business as now conducted and presently proposed to be conducted and all intellectual property that he or she solely or jointly conceived, reduced to practice, developed or made during the time of his or her employment or business relationship with the Company that (1) relate, at the time of conception, reduction to practice, development, or making of such intellectual property, to the Company’s business as then conducted and then proposed to be conducted, (2) were developed on any amount of the Company’s time or with the Company’s equipment, supplies, facilities or information, or (3) resulted from the performance of services for the Company. The Company has provided to Buyer with true and complete copies of all Contracts and assignment documents evidencing the foregoing.

(e)    To Seller’s Actual Knowledge, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in (1) the loss or impairment of, or require the consent of any other Person in respect of, any of the Company's rights to any Company Intellectual Property, Licensed Intellectual Property, or Company Implied Licenses, (2) any contractual obligation arising or being perfected or triggered with respect to the Company Intellectual Property, Licensed Intellectual Property or Company Implied Licenses; or (3) the creation of any lien, charge or encumbrance upon any Intellectual Property of the Company.

(f)    To Seller’s Actual Knowledge, the conduct of the Company's business as currently and formerly conducted and as presently proposed to be conducted, including the use of the Company Intellectual Property, Licensed Intellectual Property, and Company Implied Licenses in connection therewith, and the products, processes and services of the Company (i) do not infringe, misappropriate or otherwise violate, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person; and (ii) do not violate or will not violate any license of any Person. No Person has infringed, misappropriated or otherwise violated any Company Intellectual Property, Licensed Intellectual Property, or Company Implied Licenses.

(g)    To Seller’s Actual Knowledge, there are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property, Licensed Intellectual Property, or Company Implied Licenses, or the Company's right, title, or interest in or to any Company Intellectual Property, Licensed Intellectual Property, or Company Implied Licenses; or (iii) by the Company or by the owner of any Licensed Intellectual Property or Company Implied Licenses alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property, Licensed Intellectual Property, or Company Implied Licenses. To Seller’s Actual Knowledge, there are no facts or circumstances that could give rise to any such Action.

(h)    There are no, and there have been no, social media accounts used in the Company's business.

(i)    All Company IT Systems, excluding, however, anything that is in development by or for the Company including without limitation any Alpha or Beta developments, are in good working condition and are sufficient for the operation of the Company's business as currently conducted. To Seller’s Actual Knowledge, in the past 24 months, (i) there has been no malfunction, failure, continued substandard performance, denial-of-service other than in connection with development by or for the Company, or any cyber incident, including any cyberattack, or other impairment of such Company IT Systems, in each case above that has resulted or is reasonably likely to result in material disruption or damage to the business of the Company and that has not been remedied; and (ii) the Company has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of such Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(j)    To Seller’s Actual Knowledge, the Company has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company's business; and in the past 24 months, the Company has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company's collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

(k)    The Company has complied with all applicable Intellectual Property clauses, obligations and notice provisions of any Government Contract to which the Company is a party. No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company Intellectual Property, and to Seller’s Actual Knowledge, no Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect the rights of the Company in the Company Intellectual Property.

(l)    To Seller’s Actual Knowledge, other than with respect to commercially available software products under standard end-user object code license agreements and as set forth on Section 3.12(l) of the Disclosure Schedules, (i) there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person; (ii) the Company has obtained and possesses valid licenses to use all of the company-provided software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with its business; and (iii) it will not be necessary for the Company in the conduct of its business as currently conducted and as presently proposed to be conducted to use any inventions of any of the employees, contractor or consultant of the Company (or any Persons that the Company currently intends to hire or retain) made prior to their employment or retention by Company.

(m)    To Seller’s Actual Knowledge, Schedule 3.12(m) of the Disclosure Schedules lists all software, source code, open source frameworks or technologies, open source community efforts and licenses, embedded open source, copyleft or community source code in any of its products available or in development, including any libraries or code licensed under any general public license, lesser general public license, or similar license arrangement. To the extent the Company has so embedded, relied upon or utilized any of the foregoing, as identified on Schedule 3.12(m), to Seller’s Actual Knowledge, the Company is in full compliance with all requirements, obligations and restrictions of any terms or licenses governing use of such open source, copyleft or community source code, framework or technology, including all underlying licenses any of the foregoing encompasses or is licensed under or built upon.

Section 3.13    Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Except as described and disclosed on Section 3.13 of the Disclosure Schedules, all such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.14    Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice, (b) constitute only valid, undisputed receivables of the Company net of reserves shown thereon and recorded in accordance with GAAP, (c) are not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice and reflected on the Balance Sheet, and (d) to Seller’s Actual Knowledge, are fully collectible when due according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company (net of reserves) assuming reasonable collection efforts (consistent with the Company’s collection efforts prior to the Effective Date) by the Company following the Closing. Any reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15    Customers and Suppliers.

(a)    Section 3.15(a) of the Disclosure Schedules sets forth each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $50,000 for (i) the twelve (12) month period ended December 31, 2020 and (ii) the eight month period ended August 31, 2021 (collectively, the “Material Customers”).

(b)    Section 3.15(b) of the Disclosure Schedules sets forth each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for (i) the twelve (12) month period ended December 31, 2020 and (ii) the eight month period ended August 31, 2021 (collectively, the “Material Suppliers”).

(c)    The relationships of the Company with the Material Customers and Material Suppliers are reasonably good commercial working relationships. The Company has not received any notice, and the Company and Seller have no reason to believe, that any of the Material Customers or Material Suppliers has ceased, or intends to cease after the Closing, to use or provide, as applicable, its goods or services or to otherwise terminate or materially reduce, limit, or modify its relationship with the Company. The Company has not within the past two (2) years been engaged in any material dispute with any Material Customer or any Material Supplier. The consummation of the transactions contemplated by this Agreement shall not adversely or negatively affect the relationship of the Company with any Material Customer or Material Supplier.

Section 3.16    Insurance. Section 3.16 of the Disclosure Schedules lists all insurance policies (by policy number, insurer, location or property insured, annual premium, premium payment dates, expiration date, type (i.e., “claims made” or an “occurrences” policy), amount and scope of coverage) held by the Company relating to the business, properties, officers and managers and employees of the Company, copies of which have been provided to Buyer (the “Insurance Policies”). All such Insurance Policies are in full force and effect as of the date hereof. Each such Insurance Policies is legal, valid, binding, enforceable and shall be in full force and effect as of the Closing. To Seller’s Actual Knowledge, there are no claims under such Insurance Policies which are reasonably likely to exhaust the applicable limit of liability. There is no existing default or event under such Insurance Policies which with the giving of notice, lapse of time or both, would constitute a default. Since January 1, 2016, the Company has not been denied insurance coverage for any reason. The Company has no self-insurance or co-insurance programs. With respect to any prior self-insurance or co-insurance programs, the Company has no liability, whether direct or indirect, actual or contingent, and any outstanding or potential claim with respect to any such self-insurance or co-insurance programs is covered by a fully insured run-out or tail policy. Since January 1, 2016, the Company has not received written notice from, or on behalf of, any insurance carrier relating to or involving any materially adverse change in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of such policy, or requiring or suggesting material alteration of any of the assets, purchase of additional equipment or material modification of any of the Company’s methods of doing business. Since January 1, 2016, the Company has not made a claim against an Insurance Policy as to which the insurer is denying coverage.

Section 3.17    Legal Proceedings; Governmental Orders.

(a)    There are no Actions pending or, to Seller's Actual Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Actual Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.18    Compliance With Laws; Permits.

(a)    To Seller’s Actual Knowledge, the Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b)    To Seller’s Actual Knowledge, all Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19    Environmental Matters.

(a)    The Company is currently and has been in compliance with all Environmental Laws and has not, and the Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Effective Date or as of the Closing Date. The Company has not engaged in any activities related to the generation, use, handling or disposal of any hazardous substance regulated by Environmental Laws, other than the use of supplies for cleaning, maintenance and operations in commercially reasonable amounts required in the ordinary course of business, provided such items are incidental to the use of any Leased Premises and are stored and used in compliance with all applicable Environmental Laws. Through the Closing Date, no Environmental Permits have been necessary for the ownership, lease, operation or use of the business or assets of the Company, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently conducted or as currently proposed to be conducted.

Section 3.20    Employee Benefit Matters.

(a)    Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each an “Employee Benefit Plan”).

(b)    Neither the Company nor any of its ERISA Affiliates has, or ever has, sponsored, maintained, participated in, or contributed to, or had an obligation to sponsor, maintain, participate in, or contribute to, an “employee benefit plan” within the meaning of Section 3(3) of ERISA or an arrangement that is subject to Section 409A of the Code.

(c)    Each Employee Benefit Plan has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws.

(d)    With respect to each Employee Benefit Plan, (i) no Action (other than routine claims for benefits in the ordinary course of business) are pending or threatened in writing or, to Seller’s Actual Knowledge, threatened orally against the Company, an Employee Benefit Plan or a fiduciary of an Employee Benefit Plan; (ii) no facts or circumstances exist that would give rise to any such Actions described in clause (i) immediately above; and (iii) except as set forth in Section 3.20(d) of the Disclosure Schedules there is no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other Governmental Authority pending or threatened in writing or, to Seller’s Actual Knowledge, threatened orally against the Company, an Employee Benefit Plan or a fiduciary of an Employee Benefit Plan.

(e)    The Company has not now, nor has it had, the obligation to maintain, establish, sponsor, participate in or contribute to any Employee Benefit Plan or other similar arrangement that is subject to any Law or applicable custom or rule of any jurisdiction outside of the United States.

(f)    Except as set forth in Section 3.20(f) of the Disclosure Schedules, neither the execution of this Agreement or the consummation of transactions contemplated by this Agreement, either alone or in connection with any other event, will (i) entitle any employee or any current or former manager, director or independent contractor of the Company to severance pay or any increase in severance pay upon any termination of employment or service after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other material obligation pursuant to, any Employee Benefit Plan, (iii) result in any breach or violation of, or a default under, any Employee Benefit Plan, or (iv) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. The Company has no liability nor is it a party with respect to any gross-up provision or agreement in connection with Section 280G of the Code or excise Taxes under Section 409A or Section 4999 of the Code, in all material respects.

(g)    Each Employee Benefit Plan may be amended or terminated without the consent of the participants and without the imposition of any additional liability or penalties upon the Company or its ERISA Affiliates. The Company has not (i) announced its intention, made any amendment or any binding commitment, or given written or oral notice providing that it shall increase benefits under any Employee Benefit Plan, (ii) created or adopted any arrangement that would be considered an Employee Benefit Plan once established, or (iii) agreed not to exercise any right or power to amend, suspend or terminate any Employee Benefit Plan.

Section 3.21    Employment Matters.

(a)    As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, including overtime compensation, commissions, bonuses or fees.

(b)    The Company is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of the Company. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union. The Company has not discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee who had previously submitted to his or her supervisor or anyone else in a position of authority with the Company any written or, to Seller’s Actual Knowledge, oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by the Company or its employees, and there has been no “mass layoff” or “plant closing” (as defined by the WARN Act) or any similar Law with respect to which the Company has any unsatisfied liabilities.

(c)    The Company has complied in all material respects with all employment-related Laws, including Laws regarding labor, employment, fair employment practices, workplace safety and health, workers’ compensation, terms and conditions of employment, employment discrimination, termination of employment including Laws regarding plant closing and mass layoff, harassment in the workplace, civil rights, immigration, workers compensation, collection and payment of Tax withholding (including applicable state and local laws concerning COVID-19-related health and safety issues and paid sick or family leave or other benefits), and wages and hours. All Persons classified by the Company as independent contractors since January 1, 2016 have satisfied the requirements of applicable Law to be so classified, and the Company has fully and accurately reported each such Person’s compensation on IRS Forms 1099 during such period when required to do so. All employees classified as exempt from overtime pay requirements since January 1, 2016 have satisfied the requirements of the federal Fair Labor Standards Act and all analogous and applicable state and local laws to be so classified. The Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any employment-related Laws. There is not presently existing or pending since January 1, 2018 or threatened in writing or, to Seller’s Acual Knowledge, orally threatened, any claim filed with any Governmental Authority asserting unfair labor practices, employment, discrimination, harassment, retaliation, overdue overtime compensation or any other violation of applicable employment-related Laws. To Seller’s Actual Knowledge, there are no claims, complaints or assertions of Sexual Harassment engaged in by any current or former employee of the Company, at any time, whether or not such claims, complaints or assertions of Sexual Harassment have (i) resulted in the filing of a lawsuit, an arbitration demand or a charge of discrimination with the U.S. Equal Employment Opportunity Commission, the Office of Federal Contract Compliance, or any state or local fair employment practices agency; or (ii) relate to incidents, events, acts, or statements occurred outside any applicable statute of limitations. The Company has taken all material responsive action required under applicable Law with respect to any employees that, to Seller’s Actual Knowledge, have tested positive for COVID-19. The Company has also used commercially reasonable efforts to document any such diagnoses to the extent required by the Occupational Safety and Health Administration.

(d)    Section 3.21(a) of the Disclosure Schedules sets forth a complete and accurate list of all employees of the Company showing for each as of the Closing Date the employee’s name, job title or description, principal place of employment, wage or salary level (including any bonus or deferred compensation arrangements) and also showing any bonus, commission or other remuneration other than salary paid during the Company’s fiscal year ending December 31, 2020, status as exempt or non-exempt under the Fair Labor Standards Act, leave status (including expected return date, if known). Except as set forth in Section 3.21(a) of the Disclosure Schedules, There are no severance payments which are or could become payable by the Company to any employees under the terms of any written or oral agreement, or commitment or any Law, custom, trade or practice.

Section 3.22    Taxes.

(a)    All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects and have been or will be completed in compliance with all applicable Laws. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)    The Company has withheld and paid over to the appropriate Governmental Authority each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law (including maintenance of required records with respect thereto).

(c)    The Company has established reserves in accordance with GAAP that are adequate for the payments of all Taxes not yet due and payable or that are being contested in good faith, and all such reserves are specifically identified on Section 3.22(c) of the Disclosure Schedules. Since the date of the Interim Financial Statements, none of the Company or any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business.

(d)    To Seller’s Actual Knowledge, no claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. The Company does not have (and has never had) taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid. The Company has not engaged in a trade or business in any country other than the United States or had a permanent establishment in any country other than the United States.

(e)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. No power of attorney related or attributable to Taxes that currently is in effect has been granted by the Company.

(f)    All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(g)    The Company is not a party to any Action by any taxing authority. To Seller’s Actual Knowledge, there are no pending or threatened Actions by any taxing authority.

(h)    Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after 31st December 2017.

(i)    There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. There are no Encumbrances for Taxes upon the Shares.

(j)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid income received or accrued on or prior to the Closing Date; (vi) the application of Section 952(c)(2) of the Code or the application of 951 of the Code with respect to income earned or recognized or payment received prior to the Code Date; (vii) the application of Section 965(h) of the Code (or any similar provision of state, local or foreign Law); (viii) method of accounting that defers the recognition of income to any period ending after the Closing Date, or (ix) election made under Section 108(i) of the Code prior to the Closing Date, or (x) modification or forgiveness of any indebtedness made on or prior to the Closing Date.

(k)    The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(m)    The Company has not been a member of an affiliated, combined, consolidated, unitary or similar Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n)    The Company has not (i) taken any reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign law), (ii) entered into any transaction identified as a (x) “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2), (y) a “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (z) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest,” or (iii) entered into any other transaction that required or will require the filing of an IRS Form 8886.

(o)    The Company has not distributed stock of another Person, or had its stock distributed by another Person in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the Code or Section 361 of the Code.

(p)    The Company is not a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for Tax purposes.

(q)    The Company has not deferred or participated in the deferral of any payroll Taxes or similar Taxes for any tax periods (or portion thereof) ending on or before the Closing Date under Section 2302 of the CARES Act, the President’s Memorandum of August 8, 2020 Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, IRS Notice 2020-65 or IRS Notice 2021-11 (or, in each case, any analogous provision of applicable state, local or foreign Law).

Section 3.23    Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are true, complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24    Brokers. Except with respect to Exit Advisors, LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of Seller or the Company.

Section 3.25    Certain Business Relationships with Company. Except as set forth in Section 3.25 of the Disclosure Schedules, none of the Seller or any other equity holder of the Company or such Person’s Affiliates, and, to Seller’s Actual Knowledge, no officer, director, or employee of the Company, or any such officer’s, director’s, or employee’s Affiliates, nor, to Seller’s Actual Knowledge, any member of any such individual’s immediate family is presently, or within the previous twelve (12) months, (a) has been involved in, performed or proposed any business arrangement or relationship with the Company or which arrangement or relationship has any continuing performance obligation after the Closing Date (other than compensation or reimbursement of expenses due in the ordinary course of business to the extent that such amount is reflected on the Estimated Closing Date Balance Sheet); (b) no such Person owns or has the right to use or has any ownership interest in any asset, tangible or intangible, that is used in the business of the Company; and (c) no such Person owns, directly or indirectly, any interest in any Person that engages in a business similar or competitive to the business of the Company, other than passive ownership of one percent (1%) or less of the outstanding equity securities of a publicly-traded company.

Section 3.26    Government Contract Matters.

(a)    Lists of Government Contracts and Government Bids.

(i)    Section 3.27(a)(i) of the Disclosure Schedules sets forth a current, complete and accurate list of each Government Contract by contract number or other generalized reference in compliance with applicable security clearance protocols, including, for the avoidance of doubt, all purchase orders, task orders, and delivery orders the period of performance of which has not yet expired or been terminated or for which the final payment has not yet been received, or which remains subject to audit (collectively, the “Current Government Contracts”), including whether the award was based on any Preferred Bidder Status, the funded value, the total contract value or total estimated contract value (inclusive of options) and the period of performance (including all unexercised option periods) and each current Government Vendor Subcontract, Teaming Agreement and Government Bid. The Company has not received notice that any Current Government Contract is the subject of bid or award protest proceedings and, to Seller’s Actual Knowledge, no such Current Government Contract is reasonably likely to become the subject of bid or award protest proceedings. The Company has delivered to Buyer complete and correct copies of each such Current Government Contract, including all material correspondence, modifications, statements of work purchase orders, task orders or delivery orders issued under such Current Government Contracts.

(ii)    Section 3.27(a)(ii) of the Disclosure Schedules sets forth a current, complete and accurate list of each Teaming Agreement, as modified to comply with applicable security clearance protocols, the period of performance of which has not expired or been terminated, or for which an award has not yet been. The Company has delivered to Buyer complete and correct copies of all such Teaming Agreements, including all material correspondence, modifications, and statements of work, issued under such teaming Agreement.

(iii)    Section 3.27(a)(iii) of the Disclosure Schedules sets forth a current, complete and accurate list of each Government Bid, as modified to comply with applicable security clearance protocols, which has not expired or for which an award has not been made, including the date of bid submission or the due date for bid submission, as applicable. The Company has delivered to Buyer complete and correct copies of all such Government Bids. As of the Closing Date, the Company has no outstanding Government Bid that, if accepted or resulting in the award of a Government Contract to the Company, is reasonably expected to result in a loss.

(iv)    Section 3.27(a)(iv) of the Disclosure Schedules sets forth a current, complete and accurate list of each Government Vendor Subcontract, as modified to comply with applicable security clearance protocols, including the amount paid by the Company, the total value of the Government Vendor Subcontract or total estimated value (inclusive of options), and the period of performance (including all unexercised options). The Company has delivered to Buyer complete and correct copies of all such Government Vendor Subcontracts, including all material correspondence, modifications, statements of work, purchase orders, task orders, or delivery orders issued under such Government Vendor Subcontracts.

(v)    Section 3.27(a)(v) of the Disclosure Schedules sets forth (A) a current, accurate and complete list of each Government Contract and Government Bid, as modified to comply with applicable security clearance protocols, in which the Company at the time of submission of such Government Bid or at the time of executing such Government Contract represented that the Company, individually or as a member of a joint venture, was a small business concern, a small disadvantaged business, a service-disabled, veteran-owned small business concern, a veteran-owned small business concern, a woman-owned business concern, a “protégé” under a mentor-protégé agreement or program, or had or qualified for any other preferential status (including participation in preferential status programs such as the Historically Underutilized Business Zone program and participation under section 8(a) of the Small Business Act) or other “set aside” status (collectively, a “Preferred Bidder Status”); and (B) the preferred status applicable to such Government Contract, if any.

(b)    Representations and Warranties Regarding Government Contracts and Government Bids.

(i)    Each Current Government Contract whether or not required to be listed and each current Government Vendor Subcontract and Teaming Agreement required to be listed on Section 3.27(a) of the Disclosure Schedules is in full force and effect and is valid, binding and enforceable against the Company and, to Seller’s Actual Knowledge, against each other party thereto. There is no reasonable basis to believe that any Current Government Contract, Government Vendor Subcontract, Teaming Agreement or Government Bid shall not remain in effect after the Closing in accordance with their terms. There exists no material breach, default or violation on the part of the Company or, to Seller’s Actual Knowledge, on the part of any other party to any Current Government Contract whether or not listed or any Current Government Vendor Subcontract, Teaming Agreement or Government Bid listed on Section 3.27(a) of the Disclosure Schedules nor has the Company received written notice of any such breach, default, or violation.

(ii)    Except as set forth in Section 3.27(b)(ii) of the Disclosure Schedules, no Current Government Contract was, at the time of award or currently, dependent upon the Company having any Preferred Bidder Status, either individually or as a member of a joint venture, and no Government Bid required the Company to certify or represent that it had Preferred Bidder Status, either individually or as a member of a joint venture, either to be eligible for award or to receive credit under the evaluation criteria of the solicitation to which the Government Bid relates. The Company has not submitted a Government Bid or been awarded a Government Contract for which the Company was ineligible to be awarded due to its bidder status classification at the time such Government Bid was submitted (including in connection with a procurement reserved or set-aside for companies having a Preferred Bidder Status). With respect to each Government Contract which is listed on Section 3.27(a)(a)(v) of the Disclosure Schedules, to Seller’s Actual Knowledge, there are no facts and circumstances that indicate that, and no Person has informed the Company or otherwise indicated that: (A) the applicable Governmental Authority or higher tier contractor shall terminate, reduce expenditures under or fail to exercise options included in the Government Contract following size recertification or consummation of the transactions contemplated by this Agreement, or (B) in the case of Preferred Bidder Status as an 8(a) concern, any termination waiver request would be denied by the SBA.

(iii)    Except as set forth in Section 3.27(b)(iii) of the Disclosure Schedules, no Current Government Contract is required by its terms or applicable Law (excluding the discretionary right to terminate for convenience) or likely, through exercise of discretion, to be terminated by a Governmental Authority as a result of the consummation of transactions contemplated by this Agreement.

(iv)    With respect to each Government Contract, Government Vendor Subcontract, Teaming Agreement and Government Bid:

(A)    The Company has complied with all terms and conditions of each Government Contract, Government Vendor Subcontract, Teaming Agreement, and Government Bid including all clauses, provisions and requirements incorporated by reference or by operation of Law therein and including any requirements relating to the charging of prices or costs, minimum qualifications of personnel, warranties, Industrial Funding Fees, and Price Reductions. No event has occurred which, with the passage of time or the giving of notice or both, would result in a condition of default or breach of a Government Contract, Government Vendor Subcontract, Teaming Agreement, or Government Bid.

(B)    The Company has complied with all applicable Laws pertaining to each Government Contract, Government Vendor Subcontract, Teaming Agreement or Government Bid, including, but not limited to, the following Laws to the extent applicable: the False Claims Act, the Contract Disputes Act, the Procurement Integrity Act, the Truthful Cost or Pricing Data Act, the Service Contract Act, the Office of Federal Procurement Policy Act, the Federal Property and Administrative Services Act, the FAR, the Cost Accounting Standards, or any other applicable Law. No event has occurred which, with the passage of time or the giving of notice or both, would result in a violation of any applicable Law.

(C)    All representations and certifications made, acknowledged or set forth in or pertaining to each Government Contract, Teaming Agreement or Government Bid were current, accurate and complete as of their effective date, and all such representations and certifications have continued to be current, accurate and complete to the extent required by the terms of a Government Contract, Teaming Agreement, Government Bid or applicable Law.

(D)    All certified cost or pricing data submitted by or on behalf of the Company in connection with a Government Contract, Teaming Agreement or Government Bid were current, accurate and complete as of the certification date.

(E)    The Company has maintained systems of internal controls, including quality control systems, cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems, that are in compliance with all requirements of the Current Government Contracts and of applicable Laws, including the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), by providing reasonable assurance that: (1) transactions are executed and access to assets is permitted only in accordance with the Company’s applicable policies and procedures and management’s general or specific authorization, and (2) transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets.

(F)    Within the past five (5) years, no Government Contract has been terminated for convenience or default and, to Seller’s Actual Knowledge, no such termination is reasonably likely to occur.

(G)    The Company has not received (i) any cure notice, letter of concern or show cause notice regarding performance of a Government Contract; (ii) any notice indicating that a Governmental Authority or other Person shall reduce its future expenditures, decline to exercise options under any Government Contract, reduce the period of performance of any Government Contract or make a material change in the manner of payment under any Government Contract; or (iii) any written notice of or claim for, default, breach of contract, or violation of applicable Law, in connection with a Current Government Contract or Government Bid.

(H)    In the last five (5) years, there has not been any disallowance, withholding or setoff of any payments by a Governmental Authority or prime contractor or higher-tier subcontractor.

(I)    There are no Government Contracts or Government Bids (or mitigation plans under such Government Contracts or Government Bids) that include one or more terms or provisions that restrict the Company’s ability to bid on or perform work on specific future contracts or programs or for specific periods of time based upon “organizational conflicts of interest,” as defined in FAR Subpart 9.5 or other applicable Law, regulation, or Contract term, and the Company does not have any organizational conflict of interest mitigation plans. To Seller’s Actual Knowledge, the consummation of the transactions contemplated by this Agreement shall not result in such an organizational conflict of interest.

(J)    No Current Government Contract has, to date, or is currently projected to have, fully burdened costs incurred in excess of the Current Government Contract fixed price, or, in the case of flexibly-priced or cost-reimbursement Contracts, fully burdened costs incurred in excess of the ceiling price or funded amount of the Government Contract.

(K)    The Company is not subject to any forward pricing rate agreements as described in FAR Section 15.407-3 or FAR Subpart 42.17.

(L)    The Company has not received any adverse or negative past performance evaluations or ratings within the past three (3) years.

(M)    All invoices and claims for payment, reimbursement or adjustment, including requests for progress payments and provisional payments, submitted by or on behalf of the Company in connection with a Government Contract were current, accurate, and complete as of their applicable submission dates. All costs, fees, profit, hourly labor rates and other charges and expenses of any nature, including requests for progress payments and provisional payments, that have been charged by or on behalf of the Company in connection with a Current Government Contract were current, accurate and complete as of their applicable submission dates; were properly chargeable to such Government Contract; were charged in amounts consistent with the requirements of such Government Contracts and applicable Law; and there shall be no refunds, reimbursements or rate adjustments including any cost disallowances or price adjustments by the U.S. government customer, through the Defense Contracting Auditing Agency (“DCAA”) or Defense Contract Management Agency (“DCMA”) audit or otherwise, which shall result in a Loss to the Company (in each case in excess of any applicable reserves on the Estimated Closing Date Balance Sheet) with respect to any of the Government Contracts for any such costs, fees, profits, other charges and expenses. The Company has complied in all material respects with the notice and pricing requirements of the price reduction clause or most favored customer clause in each Current Government Contract to the extent applicable. The Company has complied with other pricing limitations or restrictions with respect to the Government Contracts, and there are no facts or circumstances that would reasonably be expected to result in a demand by the U.S. government for a refund based upon the Company’s failure to comply with the price reductions clause, most favored customer clause, cost principles, or limitation on pricing clause. The Company and each of its employees have complied with all timekeeping/time recordation requirements of the applicable Government Contracts. There have been no, there are no ongoing, and the Company has not received any notice of, whether written or oral, audits, reviews or investigations by any Governmental Authorities or the Company with regard to the Government Contracts.

(N)    (i) All technical, non-status reports and certificates of compliance that the Company has provided to a Governmental Authority or a higher-tiered contractor, pursuant to any Government Contract or as part of the delivery of goods or services to a Governmental Authority or a higher-tiered contractor pursuant to a Government Contract, were complete and correct as of the date so provided; (ii) the Company has timely provided all reports required by the applicable Governmental Authority or higher-tiered contractor pursuant to any Government Contract or as required by any Laws, the FAR and the terms of the applicable Government Contract; and (iii) the Company has not been subject to sanctions or liquidated damages for failing to timely perform services or submit reports to a Governmental Authority or higher-tiered contractor required by a Government Contract.

(O)    The Company has final, approved indirect rates and, to Seller’s Actual Knowledge, there will be no material payments due any Governmental Authority for years for which it lacks final, approved indirect rates.

(P)    The Company has complied with all data security, cybersecurity, and physical security systems and procedures required by its Government Contracts. The Company has not had or experienced any breach of data security or cybersecurity, whether physical or electronic. Any data security, cybersecurity or physical security breach related to any Current Government Contract has been reported to the necessary Governmental Authority or higher tier contractor, as required by the terms of the Current Government Contract.

(c)    Investigations, Audits, and Internal Controls. Except as set forth in Section 3.27(c) of the Disclosure Schedules, at all times since inception of the Company with respect to any Government Contract or Government Bid:

(i)    There is no pending Claim or reasonable basis to give rise to any Claim against the Company for fraud or under the United States civil or criminal False Claims Acts, the United States Procurement Integrity Act or other applicable Law.

(ii)    There have been no document requests, subpoenas, search warrants or civil investigative demands addressed to the Company in connection with or related to any Government Contract or Government Bid.

(iii)    Neither the Company nor any predecessors, officers, managers or directors of the Company has been under administrative, civil or criminal investigation, indictment or criminal investigation, or audit by a Governmental Authority (other than routine audits by the Government Audit Agency in the ordinary course of business) with respect to any Government Contract or Government Bid.

(iv)    The Company has never made or been required to make any voluntary or mandatory disclosure to a Governmental Authority with respect to any alleged false statements, false claims, failure to comply with applicable Law, or similar misconduct under or relating to any Government Contract or with respect to any act, alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid.

(v)    The Company has never conducted or hired a third-party to conduct an internal investigation with respect to any false statements, false claims, failure to comply with applicable Law, or similar misconduct under or relating to any Government Contract.

(vi)    The Company has not made, and is not and has not been required to make, any disclosure to a Governmental Authority under FAR Subpart 3.1003 or FAR clause 52.203-13 including with respect to credible evidence of a violation of federal criminal Law involving fraud, conflict of interest, bribery or gratuity provisions found in Title 18 of the United States Code, a violation of the civil False Claims Act, or a significant overpayment in connection with the award, performance or closeout of any Government Contract, and the Company is unaware of any credible evidence that would require mandatory disclosure under the FAR.

(vii)    The practices and procedures used by the Company in estimating costs and pricing proposals and accumulating, recording, segregating, reporting and invoicing costs in connection with a Current Government Contract or Government Bid are in compliance with the requirements of all applicable Laws, including FAR Part 31 and all applicable Cost Accounting Standards and related regulations; no audit by a Governmental Authority (including the Defense Contract Audit Agency) has questioned such costs or identified any other failure to comply with material contractual requirements or applicable Law; and there is no request by a Governmental Authority for a Contract price reduction based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Authority).

(viii)    Section 3.27(c)(viii) of the Disclosure Schedules lists each final written audit report received by the Company during the past six (6) years issued by any Governmental Authority (including the Defense Contract Audit Agency) with respect to any Government Contract, Government Bid or any direct or indirect cost or other accounting practice of the Company. The Company has delivered to the Buyer correct and complete copies of each such report.

(ix)    Except for routine contract administration activities, and as set forth in Section 3.27(c)(ix) of the Disclosure Schedules, the Company has not undergone, and is not currently undergoing, any audit, other than in the ordinary course of business, or any investigation, in each case relating to the Government Contracts.

(d)    Debarment, Suspension and Exclusion.

(i)    Neither the Company nor any Affiliates, directors, officers, managers or any “Principal” (as defined in FAR 2.101), nor, to Seller’s Actual Knowledge, any employees of the Company, have been debarred, proposed for debarment or suspended from participation in the award of Government Contracts (it being understood that debarment and suspension do not include ineligibility to bid for certain contracts due to generally applicable bidding requirements); nor subject to any indictment, lawsuit, subpoena, civil investigative demand, discovery request, administrative proceeding, voluntary disclosure, consent decree, judgment, deferred prosecution agreement, Claim, dispute, mediation, arbitration or settlement concerning any material violation of any requirement pertaining to a Government Contract or Government Bid; nor are any of them listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs.

(ii)    The Company has not been determined by a Governmental Authority to be non-responsible or ineligible for award of a Government Contract within the past six (6) years.

(iii)    Neither the Company nor any Affiliates, officers, managers or any “Principal” (as defined in FAR 2.101), nor, to Seller’s Actual Knowledge, any employee have ever been convicted of or had a civil judgment rendered against them for: commission of fraud or a criminal offense in connection with obtaining, attempting to obtain or performing a public (federal, state or local) contract or subcontract; violation of federal or state antitrust statutes relating to the submission of offers; or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, violating federal criminal Tax Laws or receiving stolen property, is presently indicted for, or otherwise criminally or civilly charged by a governmental entity with, commission of any of the offenses enumerated in the preceding sentence, or has been notified of any delinquent Federal taxes in an amount that exceeds $3,500 for which the liability remains unsatisfied.

(e)    Claims, Disputes, Requests for Equitable Adjustment and Financing. With respect to Government Contracts and Government Bids:

(i)    The Company does not have any outstanding requests for equitable adjustment or Actions asserted by or against a Governmental Authority or any prime contractor, subcontractor, vendor or other third party arising under or relating to a Government Contract, Government Vendor Subcontract, Teaming Agreement or Government Bid.

(ii)    There are no outstanding disputes between the Company, on the one hand, and any Governmental Authority or any prime contractor or higher-tier subcontractor for which the Company serves as a subcontractor, or lower-tier subcontractor, on the other hand, under the Contract Disputes Act or any other applicable Law governing disputes arising under such Government Contracts.

(iii)    There are no financing arrangements or assignments of payments or proceeds with respect to any Government Contract.

(f)    Backlog and Government Property.

(i)    Section 3.27(f)(i) of the Disclosure Schedules sets forth for each Government Contract, as modified to comply with applicable security clearance protocols, having backlog as of September 30, 2021, the dollar amounts of Funded Backlog and Unfunded Backlog of the Company thereunder as of such date (calculated by the Company consistent with past practice). Each of the Contracts constituting the backlog of the Company (A) were entered into in the ordinary course of business, and (B) are capable of being performed by the Company in accordance with the terms and conditions of such Contract by the Company (x) without a Contract loss (without consideration of general and administrative expenses) and (y) with substantially similar gross margins to the gross margins realized by the Company with respect to such Contract during the twelve (12) month period prior to the date of this Agreement. For purposes of this Agreement, “Funded Backlog” means the total amount of funding allotted to a Government Contract minus the total amount of direct costs, indirect costs and profit or fee incurred and allocable to such Government Contract, and the term “Unfunded Backlog” means estimated amounts of revenue to be earned in the future from Government Contracts for which funding has not been appropriated or otherwise authorized and from unexercised priced contract options.

(ii)    Section 3.27(f)(ii) of the Disclosure Schedules identifies all personal property, equipment and fixtures loaned, bailed or otherwise furnished to the Company by or on behalf of a Governmental Authority (the “Government Furnished Items”), the current locations thereof and the Government Contract pursuant to which such Government Furnished Items were issued. The Company has complied in all material respects with all of its obligations relating to the Government Furnished Items and upon the return thereof to any Governmental Authority in the condition thereof on the Closing Date would have no material liability with respect thereto.

(g)    Security Clearances. The employees of the Company possesses all United States Government security clearances or other personnel-specific approvals required to perform the applicable Government Contracts of the Company (“Personnel Security Clearances”) and the Company possesses all facility security clearances it is required to possess in order to perform the applicable Government Contracts (“Facility Security Clearances”) and (A) the subcontractor(s) and independent contractor(s) of the Company possess all necessary security clearances or other personnel-specific approvals required to perform the applicable Government Contracts of the Company; (B) except to the extent disclosure thereof is prohibited by applicable Law, Section 3.27(g) of the Disclosure Schedules sets forth a true and complete list of all Facility Security Clearances held by the Company and all Personnel Security Clearances (by category only) held by the employees of the Company to the extent required in connection with the conduct of the business of the Company. No Personnel Security Clearances previously possessed by current employees or Facility Security Clearances held by the Company have been revoked for any reason, other than lack of use. The clearances and customer approvals set forth on Section 3.27(g) of the Disclosure Schedules are all of the Facility Security Clearances and Personnel Security Clearances reasonably necessary to conduct the current business of the Company; (C) all requisite Personnel Security Clearances and Facility Security Clearances are valid and in full force and effect; and (D) the Company and each current employee of the Company who holds a security clearance is, and has been, in compliance with the National Industrial Security Program Operating Manual, DOD 5220.22-M, as amended (“NISPOM”) or other similar security requirements of other federal agencies. The Company has no unresolved adverse audit or other findings with the Defense Counterintelligence and Security Agency (“DCSA”) or its predecessor agency or other relevant cognizant security agencies concerning its Facility Security Clearances in the past three (3) years and has had at least a “satisfactory” rating from DCSA (or similar) with respect to its Facility Security Clearances. There is no existing information, fact, condition, or circumstance that would reasonably be expected to cause the Company to lose any Facility Security Clearance.

(h)    Government Relations. Neither the Company nor any of its directors, officers, managers, employees or agents (or distributors, representatives or other persons acting on the express, implied or apparent authority of the Company) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other unlawful thing of value, any unlawful discount, or any other unlawful inducement, to or from any Person or Governmental Authority in the United States or elsewhere in connection with or in furtherance of the Company’s business, including any offer, payment or promise to pay money or other thing of value: (i) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Company in obtaining business for or with, or directing business to, any Person, or (ii) to any Person, while knowing that all or a portion of such money or other thing of value shall be offered, given or promised to any such official or party for such purposes. The Company’s business is not in any manner dependent upon the making or receipt of such payments, discounts, or other inducements. The Company has not otherwise taken any action that would cause the Company to be in violation of the FCPA, the Anti-Kickback Act of 1986 (“Anti-Kickback Act”), Laws restricting the payment of contingent fee arrangements, or any applicable Laws of similar effect. There is no charge, proceeding or investigation by any Governmental Authority with respect to a violation of the FCPA or Anti-Kickback Act that is now pending or has been asserted or threatened in writing or, to Seller’s Actual Knowledge, threatened orally with respect to the Company. The books, records, and accounts of the Company have at all times accurately and fairly reflected, in reasonable detail, the transactions and dispositions of its funds and assets. There have never been any false or fictitious entries made in the books, records or accounts of the Company relating to any illegal payment or secret or unrecorded fund, and the Company has not established or maintained a secret or unrecorded fund.

(i)    Trade Compliance Laws and Customs Laws.

(i)    None of the Company or its Affiliates, or any of their respective directors, managers, officers, employees, or, to Seller’s Actual Knowledge, any agent of the Company or its Affiliates, is a Sanctioned Person. The Company and its Affiliates are, and for the past six (6) years have been, in compliance with all applicable Trade Compliance Laws and have implemented and maintain in effect policies and procedures designed to ensure compliance by the Company and its Affiliates. The Company and its Affiliates: (i) have not directly or indirectly, exported, re-exported, sold or otherwise transferred (including transfers to non-U.S. persons located in the United States) any supplies, Software, technology or services in violation of applicable Trade Compliance Laws; (ii) where required by Law, have notified recipients of such supplies, Software, technology or services of the potential applicability of Trade Compliance Laws to the recipients’ use or other disposition thereof; and (iii) have not engaged, directly or indirectly, in any other transactions with Iran, Syria, Cuba, North Korea, and the Crimean Peninsula of the Ukraine, or any Person with whom the Company is prohibited from dealing under Trade Compliance Laws, including, for example, any Sanctioned Person.

(ii)    Without limiting the foregoing: (a) the Company has obtained or completed all registrations, reviews, Permits, licenses, license exceptions/exemptions, and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required in accordance with the Trade Compliance Laws for the conduct of the Company’s business; and (b) the Company is and has been in compliance with the terms of all such licenses that have been received within the past six (6) years or are currently in effect. Section 3.27(i)(ii) of the Disclosure Schedules lists the export licenses pursuant to Trade Compliance Laws issued to the Company and that are currently in effect. The Company does not produce, design, test, manufacture, fabricate or develop “critical technology” as that term is defined in 31 C.F.R. § 801.204. The Company has not manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 Code of Federal Regulations Sections 120.6, 120.9, and 120.10, in violation of applicable Law. No charge, proceeding, investigation, or inquiry by any Governmental Authority with respect to a violation of any applicable Trade Compliance Laws is now pending or has been asserted or threatened with respect to the Company. The Company has not been the subject of any past charge, proceeding, investigation or inquiry with respect to potential or actual violations of any Trade Compliance Laws.

(iii)    The Company is in compliance with all applicable U.S. and non-U.S. customs Laws and regulations, including Laws enforced by U.S. Customs and Border Protection (collectively, “Customs Laws”), including any export or import declaration filing, payment of customs duties, compliance with import quotas, import registration or any other similar requirements related to the exportation or importation of supplies or services by the Company. There is no charge, proceeding, or investigation by any Governmental Authority with respect to a violation of any applicable Customs Laws that is now pending or threatened with respect to the Company.

(iv)    The Company has never made any voluntary disclosure with respect to a possible violation of Trade Compliance Laws to any Governmental Authority. The Company has not been subject to civil or criminal penalties imposed by any Governmental Authority with respect to violations of any Trade Compliance Laws.

(j)    Intellectual Property Under Government Contracts.

(i)    To Seller’s Actual Knowledge, the Company is not using any Intellectual Property developed under any Government Contract for purposes outside of the scope of that Government Contract without having obtained the necessary and appropriate prior permission of the cognizant Governmental Authority or prime contractor, subcontractor, vendor, or other authorized Person.

(ii)    To Seller’s Actual Knowledge, the Company has taken all steps and maintained all records required under any Government Contracts or applicable Law to protect all rights in and to any Intellectual Property owned by the Company and has included the proper restrictive legends on all copies of any Intellectual Property delivered, used or identified in connection with a Government Contract to provide the Governmental Authority the most limited rights in and to the Intellectual Property permitted under the applicable Government Contract and, other than as required under any Current Government Contract, the Company is not obligated to provide a license to any Governmental Authority to use or disclose any of the Company’s Intellectual Property used in connection with such Government Contract. No Governmental Authority has Unlimited Rights (as that term is defined in FAR 27.401).

Section 3.27    Systems and Data Privacy.

(a)    The Company’s Software, databases, systems, servers, network equipment and other information technology systems (collectively, the “Company IT Systems”) are in all material respects adequate and sufficient (including with respect to working condition and capacity) for the conduct and operation of the Business as presently conducted and as proposed to be conducted. To Seller’s Actual Knowledge, third party Software, databases, systems, servers, network equipment and other information technology systems used by the Company (collectively, the “Third Party IT Systems”) are in all material respects adequate and sufficient (including with respect to working condition and capacity) for the conduct and operation of the Business as presently conducted and as proposed to be conducted. The Company has taken commercially reasonable measures to maintain the performance, security, and integrity of the Company IT Systems. The Company has commercially reasonable back-up and disaster recovery arrangements in the event of a failure of the Company IT Systems and Third Party IT Systems.

(b)    The Company (and any Person acting on its behalf) utilizes administrative, physical, and electronic security measures that (i) are commercially reasonable with respect to preventing the unauthorized access, disclosure and use of Personal Data collected, used or stored by or on behalf of the Company and (ii) comply with the Payment Card Industry Data Security Standard with respect to preventing the unauthorized access, disclosure and use of Cardholder Data. There has been no actual or alleged material (A) unauthorized use of, disclosure of or access to data stored by or on behalf of the Company, including Personal Data and Cardholder Data, (B) to Seller’s Actual Knowledge, security breach or intrusion into any of the IT Systems, or (C) action or circumstance requiring the Company to notify a Governmental Authority of a data security breach or violation of any applicable Privacy and Security Law. To Seller’s Actual Knowledge, no Person (including any Governmental Authority) has commenced any Action with respect to loss, damage, or unauthorized access, use or modification of any Personal Data or Cardholder Data by or on behalf of the Company. The Company has complied with all Privacy and Security Laws and the Payment Card Industry Data Security Standard and the Company has not received any written notices alleging its failure to comply with the same, in any material respect.

Section 3.28    Full Disclosure. To Seller’s Actual Knowledge, no representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the Effective Date and as of the Closing Date.

Section 4.01    Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally.

Section 4.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. Except as may be required by applicable state and federal securities Laws, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.03    Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.05    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price in accordance with this Agreement and consummate the transactions contemplated by this Agreement.

Section 4.06    Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.07    Full Disclosure. Buyer represents it has no actual knowledge of any inaccuracies in or breach of any of Buyer’s representations, warranties, covenants in this Agreement or any certificate or other document furnished to Seller pursuant to this Agreement.

ARTICLE V
COVENANTS

Section 5.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)    cause the Company to preserve and maintain all of its Permits;

(b)    cause the Company to pay its debts, Taxes, Liabilities, and other obligations when due;

(c)    cause the Company to: (i) timely file all Tax Returns required to be filed by it and all such Tax Returns shall be prepared in a manner consistent with past practice and applicable Law, and (ii) promptly notify Buyer of any Tax claim, investigation or audit pending against or with respect to the Company in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including material Tax liabilities and material Tax refund claims;;

(d)    cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)    cause the Company to defend and protect its properties and assets from infringement or usurpation;

(f)    cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)    cause the Company to maintain its books and records in accordance with past practice;

(h)    cause the Company to comply in all material respects with all applicable Laws;

(i)    cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur; and

(j)    cause Gray Matters, Inc., a Nevada corporation, to merge with and into the Company, with the Company being the surviving entity (the “Merger Transaction”).

Section 5.02    Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company to, (a) afford Buyer and its Representatives access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its review of the Company. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company.

Section 5.03     Seller Release. Effective as of the Closing, Seller, on behalf of himself and his Representatives, Affiliates, successors and assigns (collectively, the “Releasing Parties”) irrevocably and unconditionally waives and releases any and all rights with respect to, and releases, forever acquits and discharges the Company and its Affiliates (including, without limitation, the Buyer), Representatives, successors and assigns (the “Released Parties”) with respect to, any and all claims, demands, charges, complaints, obligations, causes of action, suits, Liabilities, Indebtedness, sums of money, covenants, agreements, instruments, Contracts (written or oral, express or implied), controversies, promises, fees, expenses (including attorneys’ fees, costs and expenses), damages and judgments, at law or in equity, in contract or tort, in the United States, state, foreign or other judicial, administrative, arbitration or other proceedings, of any nature whatsoever, known or unknown, suspected or unsuspected, previously, now or hereafter arising, in each case which arise out of, are based upon or are connected with facts or events occurring in existence on or prior to the Closing (the “Released Claims”); provided, however, that in no event shall the foregoing release apply with respect to (i) any obligations of any Released Party set forth in this Agreement or in any Ancillary Document (including the indemnification obligations set forth in ARTICLE VIII of this Agreement, and including any agreement related to the Buyer Rollover Stock), subject to the limitations and conditions provided in this Agreement or such applicable Ancillary Agreements and (ii) any rights or claims arising prior to the Closing for employment or consulting compensation, employee benefits, or expense reimbursement unpaid as of the Closing to the extent reflected in the Estimated Closing Date Balance Sheet. The Seller represents and warrants that he has not assigned or otherwise transferred any right or interest in or to any of the Released Claims.

Section 5.04    Notice of Certain Events.

(a)    From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)    any Actions commenced or, to Seller's Actual Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)    Buyer's receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 5.05    Confidentiality. From and after the Closing, Seller shall, and shall cause his Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, the Buyer, and the Business, except to the extent that Seller can show that such information (a) is generally available to the public through no fault of Seller, any of his Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of his Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. Notwithstanding anything to the contrary, if Seller or any of his Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller, at Buyer’s expense, shall employ his reasonable best efforts to assist Buyer and the Company to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.06    Non-Competition; Non-Solicitation.

(a)    For a period of 36 months commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 3% or more of any class of securities of such Person.

(b)    During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or Buyer or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.06(b) shall prevent Seller or any of his Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)    During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or Buyer or potential clients or customers of the Company or Buyer for purposes of diverting their business or services from the Company or for purposes of providing any services relating to the Restricted Business to such customers or potential customers or otherwise interfering with the Company or Buyer’s relationship with such customers or potential customers.

(d)    Seller acknowledges that the restrictions contained in this Section 5.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.06 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.07    Closing Conditions From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.08    Public Announcements. No party shall issue the initial press release or make any initial public announcement relating to the subject matter of this Agreement without the prior written approval of Seller (in the case of the Company or Buyer) or Buyer (in the case of Seller), such approval not to be unreasonably withheld, conditional or delayed; provided, however, that any party may make any public disclosure it believes in good faith and with the advice of counsel is required by applicable Law or any listing or trading rule, requirement or agreement concerning its publicly traded securities, in which case the other party shall be so advised in advance and shall be given an opportunity to review such release or announcement. Thereafter no party shall make any announcement disclosing the economic terms and conditions of this Agreement without the prior written approval of the other parties.

Section 5.09    Exclusivity. In consideration of the substantial expenditures of time, effort and expense undertaken and to be undertaken by Buyer in connection with the transactions contemplated by this Agreement, and as a material inducement for Buyer to enter into this Agreement, from the Effective Date until the earlier of (i) the Closing or (ii) the termination of this Agreement, Seller shall not, and shall not cause or permit any of their respective Affiliates, officers, directors, employees, advisors, agents, Representatives or equityholders to, directly or indirectly, solicit, initiate, facilitate or encourage (through the provision of information or otherwise) any offers or other indications of interest with respect to, or otherwise engage in any discussions, negotiations or other communications, or enter into any letter of intent, agreement, contract or other binding or non-binding commitment, with any third party, concerning any merger, consolidation, business combination, recapitalization, sale of any of the equity in or any of the assets of Seller, the Company or the Business, other than with respect to the sales of products or services in the ordinary course of business. Upon receipt by Seller or its Representatives of any information request that could result in such a transaction or the receipt by the Seller of any proposal respecting any such transaction, the Sellers shall promptly notify Buyers of the receipt of such request or proposal, or any breach of the covenants contained in this Section 5.09, and shall promptly provide Buyer with a summary of all material terms and conditions related thereto upon Buyer’s request.

Section 5.10    Further Assurances.

(a)    Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

(b)    Without limiting the foregoing, upon Buyer’s reasonable request, Seller shall (and, to the extent it has the right or ability to do so, shall cause the relevant inventors, past or current employees, consultants and contractors of Company (collectively “IP Contributors”) to) execute any further papers and documents and do such other acts as may be necessary and proper to vest full title in and to the Company Intellectual Property in Buyer. Upon Buyer’s reasonable request, Seller shall (and, to the extent it has the right or ability to do so, shall cause any relevant IP Contributors to) assist Buyer, and any successor, to secure the Buyer’s rights in the Company Intellectual Property in any and all countries, including the disclosure to the Buyer of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Buyer shall reasonably deem necessary in order to apply for and obtain such rights and in order to assign, convey and perfect to the Buyer, its successors, assigns, and nominees the sole and exclusive right, title and interest in and to the Company Intellectual Property.  Seller irrevocably constitutes and appoints Buyer, with full power of substitution, to be its true and lawful attorney, and in its name, place or stead, to execute, acknowledge, swear to and file, all instruments, conveyances, certificates, agreements and other documents, and to take any action which shall be necessary, appropriate or desirable to effectuate the transfer, or prosecution of the Company Intellectual Property in accordance with the terms of this Agreement; provided, however, that such power shall be exercised by the Buyer only in the event that Seller fails to take the necessary actions required hereunder to effect or record such transfer, or prosecution of such Company Intellectual Property within thirty (30) days of Buyer’s reasonable request, or ten (10) days prior to the deadline for taking the required action if earlier.  This power of attorney shall be deemed to be coupled with an interest and shall be irrevocable.

(c)    In addition to the foregoing and without limitation thereto , Seller shall (and, to the extent it has the right or ability to do so, shall cause the IP Contributors to) fully cooperate with and assist Buyer, and its counsel in the enforcement, prosecution and maintenance of the Company Intellectual Property subject to: (i) Seller’s contractual ability to cause any such relevant IP Contributors to comply with any such request (provided that, upon request by Buyer, Seller will in any event use reasonable efforts to introduce Buyer to such IP Contributors and request that such IP Contributors provide reasonable cooperation and assistance to Buyer as contemplated hereunder); (ii) the reasonable request of Buyer; (iii) the reasonable time availability of any such IP Contributors to participate in any such undertaking; and (iv) Buyer’s paying any such IP Contributor’s reasonable standard hourly consulting fee and other associated expenses.  Buyer will reimburse Seller and the IP Contributors for all reasonable, out-of-pocket costs and expenses incurred by Seller and the IP Contributors and approved by Buyer in advance in connection with providing assistance or cooperation reasonably requested by Buyer hereunder

Section 5.11    Due Diligence; Preparation of Disclosure Schedules.

(a)    Seller shall provide Buyer and its Representatives, during normal business hours, reasonable access to the facilities, books, records, files, work papers and systems of the Company, and will cooperate with Buyer and its Representatives in order for Buyer to analyze the financial and legal condition, properties, business and affairs of the Company, including conducting all inspections, surveys, intellectual property assessments and any other studies or tests Buyer deems necessary; provided that such access and cooperation does not unreasonably interfere with the conduct of the business of the Company.

(b)    If Buyer is not satisfied with the results of its due diligence investigation for any reason as determined in Buyer’s sole and absolute discretion, Buyer may terminate this Agreement upon written notice to Seller given in accordance with Section 9.01 at any time prior to the expiration of the Due Diligence Period. If Buyer timely elects to terminate this Agreement pursuant to this Section 5.11(b), this Agreement and all rights and obligations of the parties hereto shall be null and void (except for any such rights or obligations which by their terms expressly survive termination).

(c)    The parties hereto acknowledge and agree that Seller at the time of signing of this Agreement has not provided the full and final due diligence materials and Disclosure Schedules specifically required by this Agreement, and that the Seller shall have until 5:00 p.m. (Annapolis, Maryland time) on the fifteenth (15th) Business Day following the Effective Date (the “Diligence Materials Delivery Deadline”) to (i) provide to Buyer and its Representative complete responses (including copies of any relevant documentation) to all documentation and information diligence requests and (ii) provide to Buyer all Disclosure Schedules specifically required under this Agreement that have not yet been provided (collectively, the “Diligence Materials”). If Seller has not provided Buyer with the Diligence Materials, and such failure arises solely due to the actions of a Governmental Authority, prior to the Diligence Materials Delivery Deadline, then each of the Due Diligence Period and the Diligence Materials Review Deadline shall be extended by three (3) Business Days. Buyer shall have until 5:00 p.m. (Annapolis Maryland time) on the fifteenth (15th) Business Day following the Diligence Materials Delivery Deadline, as may be extended, (the “Diligence Materials Review Deadline”) to review the Diligence Materials, request additional due diligence materials based on such review and provide comments to the Disclosure Schedules delivered by Seller pursuant to this Section 5.11(c). Seller shall consider in good faith any such comments and shall have the right, until the expiration of the Due Diligence Period, to make any revisions, supplements and/or replacements to the Disclosure Schedules in response to such comments as may be necessary or appropriate to make the representations and warranties made by Seller in this Agreement true, accurate and complete. The Disclosure Schedules, as so provided, revised, supplemented and/or replaced by Sellers as of the expiration of the Due Diligence Period (the “Final Disclosure Schedules”), shall constitute the “Disclosure Schedules” for all purposes of this Agreement as if such Final Disclosure Schedules had been delivered by Seller to Buyer as of the Effective Date. Without limitation of any other provision of this Agreement, at all times during the period beginning on the Effective Date and ending upon the expiration of the Due Diligence Period, the parties hereto shall work together in good faith to resolve all of Buyer’s due diligence inquiries and prepare Disclosure Schedules that are mutually acceptable to all parties hereto.

ARTICLE VI
TAX MATTERS

Section 6.01    Tax Covenants.

(a)    Except as expressly contemplated by this Agreement or the Ancillary Documents, without the prior written consent of Buyer, Seller (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)    Seller shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns required to be filed by or on behalf of the Company on or prior to the Closing Date (taking into account any applicable extensions) (collectively, “Pre-Closing Period Tax Returns”). All such Pre-Closing Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company, except as required by applicable Law. Seller shall deliver or cause to be delivered drafts of all such Pre-Closing Period Tax Returns to Buyer for its review at least thirty (30) days prior to the due date (or such shorter period as the parties may agree) of any such Pre-Closing Period Tax Return; provided, however, that such drafts of any such Pre-Closing Period Tax Return shall be subject to the Buyer’s review and approval, which shall not be unreasonably withheld, conditioned or delayed. If Buyer disputes any item on such Pre-Closing Period Tax Return, it shall notify Seller of such disputed item (or items) and the basis for its objection. The Buyer and the Seller shall act in good faith to resolve any dispute prior to the due date of any such Pre-Closing Period Tax Return. If the Buyer and the Seller cannot resolve any disputed item, the determination of the disputed matters shall be resolved by way of the Dispute Resolution Procedure.

(d)    Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date (taking into account any applicable extensions) with respect to a Tax period ending on or before the Closing Date (“Buyer Prepared Tax Returns”). Any such Buyer Prepared Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method. In the case of a Buyer Prepared Tax Return that is an income Tax Return (a “Reviewable Buyer Prepared Tax Return”), such Reviewable Buyer Prepared Tax Return shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 30 days prior to the due date (including extensions) of such Reviewable Buyer Prepared Tax Return. If Seller objects to any item on any such Reviewable Buyer Prepared Tax Return, it shall, within 10 days after delivery of such Reviewable Buyer Prepared Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountants in accordance with the Dispute Resolution Procedure. The Independent Accountants shall resolve any disputed items within 10 days of having the item referred to them pursuant to such procedures as it may require. If the Independent Accountants are unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant's resolution. The preparation and filing of any Tax Return of the Company with respect to any Straddle Period shall be exclusively within the control of Buyer. Seller shall reimburse Buyer for any Seller Taxes paid with respect to a Buyer Prepared Tax Return or with respect to a Tax Return of the Company relating to a Straddle Period within five days after payment of such Taxes by the Company.

Section 6.02    Termination of Existing Tax Sharing Agreements. Seller shall cause any and all existing Tax sharing agreements (whether written or not) binding upon the Company to be terminated as of the Closing Date, such that after such date none of the Company, Seller nor any of Seller's Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03    Straddle Period; Interest and Penalties.

(a)    In the case of Taxes that are payable with respect to a taxable period that begins on or before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as due or payable by the Company or imposed on the Company for the portion of any Straddle Period ending on the Closing Date for purposes of this Agreement shall be:

(i)    in the case of Taxes (1) based upon, or related to, income, receipts, profits, wages, capital or net worth, (2) imposed in connection with the sale, transfer or assignment of property, or (3) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the period ending on the Closing Date and the portion of the period beginning on the day immediately after the Closing Date in proportion to the number of days in each period; provided further, that, for the avoidance of doubt, (A) whether any franchise Tax or other Tax providing the right to do business shall be treated as a Tax of or imposed on the Company for a Straddle Period shall be based on the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such Tax; and (2) any Taxes constituting a Transaction Expense shall be allocated to the portion of the Straddle Period ending on the Closing Date (regardless of whether such payment is not made until after the Closing Date); and

(ii)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.04    Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section 6.05    Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller shall provide Buyer with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.06    Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.07    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

Section 6.08    Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the representations and warranties of Seller and the Company contained in Section 3.01, Section 3.02, Section 3.03, Section 3.05 and Section 3.24, the representations and warranties of Seller and the Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller and the Company contained in Section 3.01, Section 3.02, Section 3.03, Section 3.05 and Section 3.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)    Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)    Seller and the Company shall have executed and delivered to Buyer all agreements, documents, certificates and other matters (including, without limitation the Ancillary Documents to which each of them is a party and all deliverables set forth in Section 2.04(a)) required to be delivered by Seller or the Company at or prior to the Closing hereunder.

(d)    No Action shall have been commenced against Buyer, Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(e)    All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received in form and substance reasonably satisfactory to Buyer, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing and no such consent, authorization, order and approval shall have been revoked.

(f)    From the Effective Date, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g)    Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(h)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise violative of such Governmental Order, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(i)    Buyer shall have completed and shall be satisfied, in Buyer’s reasonable discretion, with the results of Buyer’s financial, Tax, legal, operating, intellectual property, management, contract, and other due diligence.

(j)    The Due Diligence Period shall have expired and Buyer shall not have terminated this Agreement pursuant to Section 5.11(b) prior to the expiration of the Due Diligence Period.

(k)    No involuntary petition seeking relief in bankruptcy against Seller or the Company by their respective creditors shall have been filed or be pending, no application for a receiver to take possession of all, or substantially all, of Seller’s or the Company’s assets shall have been filed and no receiver shall have been appointed over any of Seller’s or the Company’s assets, and no attachment or other judicial seizure of all, or substantially all, of Seller’s or the Company’s assets has been filed or is pending.

Section 7.02    Conditions to Obligations of Seller. The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.04, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)    Buyer shall have executed and delivered to Seller and the Company all agreements, documents, certificates and other matters (including, without limitation the Ancillary Documents to which Buyer is a party and all deliverables set forth in Section 2.04(b)) required to be delivered by Buyer at or prior to the Closing hereunder.

(d)    No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(e)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise violative of such Governmental Order, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(f)    Buyer shall have delivered to Seller cash in an amount equal to the Closing Payment, in the manner described in Section 2.03.

(g)    No involuntary petition seeking relief in bankruptcy against Buyer by their respective creditors shall have been filed or be pending, no application for a receiver to take possession of all, or substantially all, of Buyer’s assets shall have been filed and no receiver shall have been appointed over any of Buyer’s assets, and no attachment or other judicial seizure of all, or substantially all, of Buyer’s assets has been filed or is pending.

(h)    Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
INDEMNIFICATION

Section 8.01    Survival. The representations and warranties contained in this Agreement and all covenants or agreements required to be performed at or prior to the Closing (other than those that have been waived in writing for all purposes), shall survive the Closing, and, after the Closing (a) the Fundamental Representations and claims relating to fraud or intentional misrepresentation shall survive until the date that is six (6) years after the Closing Date; (b) the Statutory Representations shall survive until the date that is three (3) years after the Closing Date; (c) the covenants or agreements required to be performed following Closing shall survive for the period contemplated by their terms or, if no such period is contemplated, until the thirtieth (30th) day following the applicable statute of limitations applicable to the subject matter underlying such covenants or agreements; and (d) all other representations and warranties and the covenants or agreements required to be performed at or prior to Closing shall survive until the date that is twenty-four (24) months after the Closing Date (the expiration of such time period in (a) through (d), as applicable, the “Survival Date”); provided, however, that if, at any time prior to 11:59 p.m. Eastern time on the applicable Survival Date a notice (an “Indemnity Claim Notice”) is delivered alleging Losses and a claim for recovery in accordance with Section 8.02 in reasonable detail (and regardless of whether litigation is commenced or a complaint in litigation is filed at such time), then the (i) representation or warranty or covenant underlying the claim asserted in such Indemnity Claim Notice and all indemnification obligations pursuant to this Agreement related thereto shall survive until such claim is finally and fully resolved in accordance with this Agreement, and (ii) the Losses for which an Indemnified Party shall be entitled to recover under this Agreement in connection with any claim made before the applicable Survival Date for such claim shall include any Losses incurred or suffered on or after the expiration of the applicable survival period.

Section 8.02    Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses and Material Adverse Effects incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Seller or the Company contained in this Agreement or in any Ancillary Document, certificate or instrument delivered by or on behalf of Seller or the Company pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or the Company pursuant to this Agreement or in any Ancillary Document, certificate or instrument delivered by or on behalf of Seller or the Company pursuant to this Agreement;

(c)    any Transaction Expenses or Indebtedness not paid prior to or at the Closing;

(d)    any Seller Taxes;

(e)    any breach or violation of the Fair Labor Standards Act or the Maryland Wage and Hour Law, in either case arising from or relating to any act or omission of the Company on or prior to the Closing Date;

(f)    any failure or omission by the Company to incorporate mandatory flow-down provisions of Government Contracts or the FAR to any applicable subcontractor, independent consultant or contractor;

(g)    with respect to Robert Schlicher, (i) any failure of Robert Schlicher to execute and comply with, in a commercially reasonable timeframe, the provisions of the Patent Assignment; (ii) any failure of Robert Schlicher, in his capacity as a contractor to Company, to comply, either prior to or following the Closing, with any terms or obligations as set forth in the Independent Contractor Agreement of January 11, 2021, between the Company and Robert Schlicher; and (iii) any claims brought by Robert Schlicher against Buyer Indemnitees with respect to intellectual property rights, infringement or misappropriation thereof;

(h)    any and all actions taken by the Seller, the Company, or their respective Affiliates relating to, or arising out of, that certain Investment Agreement by and between the Company and Isaac Valentin, dated as of December 9, 2019, as amended and assigned from time to time, and the transactions contemplated therein (collectively the “Investment Matter”);

(i)    the operation of the Company or its business or Seller’s activities prior to the Closing Date.

Section 8.03    Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any Ancillary Document, certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or in any Ancillary Document, certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement.

Section 8.04     Certain Limitations. The indemnification provided for in Section 8.02 shall be subject to the following limitations:

(a)    Except as set forth in the second sentence of this Section 8.04(a), Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds 1% of the Purchase Price (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar. The parties acknowledge that the foregoing limitations with respect to the Basket do not apply to Losses or Actions arising out of or relating to breach by Seller or the Company of any Fundamental Representation or the representations and warranties in Section 3.22 or as a result of fraud or intentional misrepresentation.

(b)    Except as set forth in the second sentences of this Section 8.04(b), the aggregate amount of all Losses for which Seller or the Company shall be liable pursuant to Section 8.02(a) or for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed One Million Dollars ($1,000,000) (the “Cap”). The parties acknowledge that the Cap does not apply to Losses or Actions arising out of or relating to breaches by Seller or the Company of any Fundamental Representations, Statutory Representations, and, with respect to Buyer, the Company, or Seller, fraud or intentional misrepresentation. In no event shall Seller or the Company have any liability for breaches of Fundamental Representations or the representations and warranties in Section 3.22, other than for fraud or intentional misrepresentation, in excess of the Purchase Price. In no event shall Seller or the Company have any liability for breaches of Statutory Representations (other than the representations and warranties in Section 3.22, other than for fraud or intentional misrepresentation, in excess of Four Million Five Hundred Thousand Dollars ($4,500,000). For the avoidance of doubt, the liability of any party pursuant to Sections 8.02(b)-(i) (inclusive) and 8.02(b), or for fraud or intentional misrepresentation shall be uncapped.

Section 8.05     Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a Governmental Authority or a supplier or customer of the Company, (y) seeks an injunction or other equitable relief against the Indemnified Party or (z) involves a criminal proceeding, action, indictment, allegation or investigation. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party, does not require any admission or acknowledgement of liability or fault of the Indemnified Party, and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)    Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06     Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 30 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 30 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but including the date such payment has been made at a rate per annum equal to the highest legal rate of interest. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 8.07     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08     Right of Setoff. In addition to any other means of recovery available to the Buyer Indemnitees, the Buyer Indemnitees shall be entitled, but not obligated, to recover any amounts owed from Seller under this Agreement (including Losses for which Buyer Indemnitees in their reasonable determination have a claim for indemnification pursuant to this ARTICLE VIII) by setting off such amounts against any amounts due to Seller pursuant to this Agreement or any Ancillary Document, whether as Deferred Consideration, as 2022 Earnout Consideration, the Stock Indemnity Escrow or otherwise. To the extent any claim for indemnity hereunder is satisfied out of the Stock Indemnity Escrow, Seller shall forfeit the number of shares of Buyer Rollover Stock in the Stock Indemnity Escrow as have an aggregate Average Price, as of the Closing Date, equal to the aggregate dollar amount of such amounts subject to such Buyer Indemnitee claim. Neither the exercise nor the failure to exercise such right of setoff shall constitute an election of remedies or limit the Buyer Indemnitees in any manner in the enforcement of any other remedies that may be available to them.

Section 8.09    Remedies Cumulative. The parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, shall not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.  The remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled hereunder.

Section 8.10    Exclusive Remedies. Subject to, Section 5.06, Section 9.02(c), and the Dispute Resolutions Procedure, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.08 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

Section 8.11    Stock Indemnity Escrow. Within three (3) Business Days following the date that is twenty-four (24) months following Closing (such date, the “Release Date”) the Buyer and the Seller shall deliver joint written instructions to the Transfer Agent directing the Transfer Agent to disburse to the Seller in accordance with the Escrow Agreement that portion of the Stock Indemnity Escrow, if any, equal to (x) the aggregate remaining amount of the Stock Indemnity Escrow, less (y) that number of shares of Buyer Rollover Stock with an aggregate Average Price equal to the aggregate amount of Losses specified in any then unresolved indemnification Claims made by the Buyer pursuant to Section 8.02 on or prior to the Survival Date for such Claims (such Claim amounts under clause (y), “Pending Claims,” and such amount that is retained in the Stock Indemnity Escrow in respect of the Pending Claims, the “Reserve Amount”). Within three (3) Business Days after resolution of any Pending Claim, the Buyer and the Seller shall deliver joint written instructions to the Transfer Agent directing the remaining portion of the Reserve Amount (if any) related to such Pending Claim be released pursuant to such joint written instructions and the terms of the Escrow Agreement. If the Stock Indemnity Escrow is not sufficient to pay the entire amount of any Claim under Section 8.02, the Buyer Indemnitees shall have all other rights and remedies available to them under this ARTICLE VIII as applicable to such Claim.

Section 8.12    Order of Recourse. Subject to the other limitations set forth in this ARTICLE VIII, with respect to any Losses to which a Buyer Indemnitee is entitled under this ARTICLE VIII, such Buyer Indemnitee shall satisfy such Losses (i) first from the Stock Indemnity Escrow, to the extent then available in accordance with Section 8.11; (ii) second, by set off against the Deferred Consideration, in accordance with Section 8.08; (iii) third, by set off against the 2022 Earnout Consideration, if any, in accordance with Section 8.08; and (iv) fourth, if and only to the extent permitted under this ARTICLE VIII, from the Seller directly.

ARTICLE IX
TERMINATION

Section 9.01     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Seller and Buyer;

(b)    by Buyer by written notice to Seller if:

(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller's receipt of written notice of such breach from Buyer;

(ii)    any of the conditions set forth in Section 7.01 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2021, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)    Buyer is not satisfied with the results of its due diligence investigation for any reason as determined in Buyer’s sole and absolute discretion prior to the expiration of the Due Diligence Period.

(c)    by Seller by written notice to Buyer if:

(i)    Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer's receipt of written notice of such breach from Seller; or

(ii)    any of the conditions set forth in Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2021, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

Section 9.02     Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)    as set forth in this ARTICLE IX, Section 5.05, and ARTICLE X hereof;

(b)    that nothing herein shall relieve any party hereto from liability for any breach of any provision hereof; and

(c)    in the event the Seller and the Company, on the one hand, or the Buyer, on the other hand, fails to proceed with Closing following the satisfaction of all conditions on such party’s obligation to proceed with Closing pursuant to Section 7.01 or Section 7.02, as applicable (such party the “Breaching Party”), then the Breaching Party shall reimburse the other party and shall pay to the other party in full an amount equal to all Losses of the other party relating to or arising out of the negotiation, drafting, diligence, or other efforts relating to pursuing this Agreement and the transactions contemplated hereby, and such payment shall be non-exclusive and in addition to all other rights and remedies available to the other party under contract, at Law or in equity.

ARTICLE X
MISCELLANEOUS

Section 10.01     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Jeff Gerald Phone: 703-623-0894 3 Eastern Ave. Annapolis, Maryland 21403 E-mail: jeffgerald@erols.com

with a copy to:	Phillips Kaiser PLLC E-mail: gphillips@phillipskaiser.com 9800 Richmond Ave., Ste. 595 Houston, Texas 77042 Attention: Gregory L. Phillips

If to Buyer:	Information Analysis Incorporated 12015 Lee Jackson Memorial Highway, Suite 210 Fairfax, Virginia 22030 E-mail: jbenoit@infoa.com Attention: Jamie Benoit, Chairman and CEO

with a copy to:	PilieroMazza PLLC 888 17th Street, NW, 11th Floor Washington, D.C. 20006 E-mail: khickey@pilieromazza.com Attention: Kathryn L. Hickey

Section 10.03     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.06(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06     Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its Affiliates or direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08     No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE /ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C)

(d)    HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.12    Specific Performance. Seller, the Company and Buyer acknowledge that the other parties may be irreparably harmed and that there may be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to, but not in lieu of, any other remedies that may be available upon the breach of any such covenants or agreements (including monetary damages and remedies under ARTICLE VIII), each party shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to specific performance of, the other parties’ covenants and agreements contained in this Agreement. Each party agrees that it shall not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other order, decree, ruling or judgment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

COMPANY: GRAY MATTERS, INC.

By_____________________ Name: Jeffrey P. Gerald Title: CEO

BUYER: INFORMATION ANALYSIS INCORPORATED

By_____________________ Name: G. James Benoit, Jr. Title: Chairman and CEO SELLER: _________________________ Jeffrey P. Gerald

AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made as of December 8, 2021, by and among Jeffrey P. Gerald (the “Seller”), Gray Matters, Inc., a Delaware corporation (the “Company”), and Information Analysis Incorporated, a Virginia corporation (“Buyer”, and together with Seller and the Company, each a “Party” and collectively, the “Parties”). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement (the “Purchase Agreement”), dated as of November 12, 2021, by and among the Parties.

WHEREAS, Section 10.09 of the Purchase Agreement provides that the Purchase Agreement may be amended, restated, supplemented or otherwise modified by an instrument in writing signed by the Parties; and

WHEREAS, the Parties desire to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants of the Parties hereinafter expressed and other good and valuable consideration, the Parties hereby agree as follows:

1.    Article I of the Purchase Agreement, “Average Price”. The definition of “Average Price” set forth in Article I of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Average Price” means the volume weighted average price of the shares of common stock of the Buyer traded on the Nasdaq Capital Market for the five (5) trading days ending on the first trading day immediately preceding the Closing Date.

2.    Effect of Amendments. Except as expressly amended by this Amendment, the Purchase Agreement remains in full force and effect.

3.    Severability. The unenforceability, illegality or invalidity of any provision of this Amendment shall not affect the enforceability or validity of any other provision. If any provision of this Amendment is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

4.    Headings. The section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

5.    Governing Law. This Amendment, and all causes of action arising out of or relating to this Amendment or the subject matter hereof, shall be construed and governed in accordance with the internal substantive and procedural Laws of the State of Delaware, without regard to any Laws regarding conflicts of Law that would require the application of the Laws of any other jurisdiction.

6.    Counterparts. This Amendment may be executed simultaneously in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Amendment may be executed by facsimile signature or other electronic transmission.

[Remainder of page left intentionally blank; signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the day and year first above written.

BUYER:

INFORMATION ANALYSIS

INCORPORATED

By:
G. James Benoit, Jr., Chairman and CEO

SELLER:

Jeffrey P. Gerald

COMPANY:

GRAY MATTERS, INC.

By:
Jeffrey P. Gerald, CEO